Exhibit 2.1


                  ASSET PURCHASE AGREEMENT

                        by and among

                     MISTIC BRANDS, INC.

                             and

                 JOSEPH VICTORI WINES, INC.
                     BEST FLAVORS, INC.
               NATURE'S OWN BEVERAGE COMPANY
                             and
                        JOSEPH UMBACH



                  _________________________

                    As of August 9, 1995
                  _________________________

                      TABLE OF CONTENTS

                                                        Page

1.   Purchase and Sale of Acquired Assets.. . . . . . . .
     1.1    Purchase and Sale of Acquired Assets. . . . .
     1.2    Excluded Assets . . . . . . . . . . . . . . .

2.   Assumption of Liabilities. . . . . . . . . . . . . .
     2.1    Assumption of Liabilities by the Buyer. . . .
     2.2    Excluded Liabilities. . . . . . . . . . . . .

3.   Consideration for the Purchase of the Assets . . . .
     3.1    Purchase Price. . . . . . . . . . . . . . . .
     3.2    Post-Closing Adjustment . . . . . . . . . . .
     3.3    Delivery of the Note. . . . . . . . . . . . .

4.   Closing. . . . . . . . . . . . . . . . . . . . . . .

5.   Representations and Warranties of the Sellers. . . .
     5.1    Due Incorporation and Authority . . . . . . .
     5.2    Authority to Execute and Perform this
            Agreement, the Consulting Agreement and the
            Product and Royalty Agreement . . . . . . . .
     5.3  Subsidiaries and Other Affiliates; Ownership. .
     5.4  Qualification . . . . . . . . . . . . . . . . .
     5.5    Charter Documents and Corporate Records . . .
     5.6    Financial Statements. . . . . . . . . . . . .
     5.7    No Material Adverse Change. . . . . . . . . .
     5.8  Tax Matters . . . . . . . . . . . . . . . . . .
     5.9  Compliance with Laws. . . . . . . . . . . . . .
     5.10  No Breach. . . . . . . . . . . . . . . . . . .
     5.11  Claims and Proceedings . . . . . . . . . . . .
     5.12  Contracts. . . . . . . . . . . . . . . . . . .
     5.13     Real Estate . . . . . . . . . . . . . . . .
     5.14  Inventory and Supplies . . . . . . . . . . . .
     5.15  Receivables. . . . . . . . . . . . . . . . . .
     5.16  Tangible Property. . . . . . . . . . . . . . .
     5.17  Intangible Property. . . . . . . . . . . . . .
     5.18  Title to Properties. . . . . . . . . . . . . .
     5.19  Accounts Payable . . . . . . . . . . . . . . .
     5.20  No Undisclosed Non-alcoholic Beverage Non-
            ordinary Course Business Liabilities. . . . .
     5.21  Suppliers, Customers, Distributors and
            Co-Packers. . . . . . . . . . . . . . . . . .
     5.22  Employee Benefit Plans . . . . . . . . . . . .
     5.23  Employee Relations . . . . . . . . . . . . . .
     5.24  Environmental Liabilities. . . . . . . . . . .
     5.25  Insurance. . . . . . . . . . . . . . . . . . .
     5.26  Products.  . . . . . . . . . . . . . . . . . .
     5.27  Officers, Directors and Key Employees. . . . .
     5.28  Operations of the Companies. . . . . . . . . .
     5.29  Related Party Transactions . . . . . . . . . .
     5.30  Banks, Brokers and Proxies . . . . . . . . . .
     5.31  Premerger Notification . . . . . . . . . . . .
     5.32  Full Disclosure. . . . . . . . . . . . . . . .
     5.33  Entire Business. . . . . . . . . . . . . . . .
     5.34  No Projection Representation . . . . . . . . .

6.   Representations and Warranties of Mistic . . . . . .
     6.1  Due Incorporation and Authority of Mistic . . .
     6.2  Authority to Execute and Perform this Agree-
            ment, the Consulting Agreement and the
            Product and Royalty Agreement . . . . . . . .
     6.3  Premerger Notification. . . . . . . . . . . . .

7.   Covenants and Agreements . . . . . . . . . . . . . .
     7.1  Conduct of Business . . . . . . . . . . . . . .
     7.2  Corporate Examinations and Investigations . . .
     7.3  Publicity . . . . . . . . . . . . . . . . . . .
     7.4  Expenses. . . . . . . . . . . . . . . . . . . .
     7.5  Indemnification of Brokerage. . . . . . . . . .
     7.6  Related Parties . . . . . . . . . . . . . . . .
     7.7    Employee Matters. . . . . . . . . . . . . . .
     7.8    Trademarks, Service Marks, Corporate Names
            and Trade Names . . . . . . . . . . . . . . .
     7.9    Letters of Credit . . . . . . . . . . . . . .
     7.10  Arkansas Litigation Cost . . . . . . . . . . .
     7.11  Taxes. . . . . . . . . . . . . . . . . . . . .
     7.12  Claims; Qualification. . . . . . . . . . . . .
     7.13  Bulk Sales Law . . . . . . . . . . . . . . . .
     7.15  Further Assurances . . . . . . . . . . . . . .

8.   Conditions Precedent to the Obligation of the
     Buyer to Close . . . . . . . . . . . . . . . . . . .
     8.1  Representations and Covenants . . . . . . . . .
     8.2  Necessary Consents. . . . . . . . . . . . . . .
     8.3  Opinions of Counsel to the Sellers. . . . . . .
     8.4  No Claims . . . . . . . . . . . . . . . . . . .
     8.5  HSR Act Filing. . . . . . . . . . . . . . . . .
     8.6  Consulting Agreement. . . . . . . . . . . . . .
     8.7  Product and Royalty Agreement . . . . . . . . .
     8.8    Financing . . . . . . . . . . . . . . . . . .
     8.9     Employees. . . . . . . . . . . . . . . . . .
     8.10  Bill of Sale . . . . . . . . . . . . . . . . .
     8.11  Assignment of Intellectual Property. . . . . .
     8.12  Assignment of Contracts. . . . . . . . . . . .
     8.13  Lease Amendment. . . . . . . . . . . . . . . .
     8.14  Release of Liens . . . . . . . . . . . . . . .
     8.15  Release of Claims by Affiliates. . . . . . . .
     8.16  Secretary Certificate. . . . . . . . . . . . .
     8.17  Certified Charter Documents. . . . . . . . . .

9.   Conditions Precedent to the Obligation of the
     Sellers to Close . . . . . . . . . . . . . . . . . .
     9.1  Representations and Covenants . . . . . . . . .
     9.2  Opinion of Counsel to the Buyer . . . . . . . .
     9.3  No Claims . . . . . . . . . . . . . . . . . . .
     9.4  HSR Act Filing. . . . . . . . . . . . . . . . .
     9.5    Product and Royalty Agreement . . . . . . . .
     9.6    Instrument of Assumption. . . . . . . . . . .
     9.7  Payment of Purchase Price . . . . . . . . . . .

10.  Non-Competition by the Sellers . . . . . . . . . . .
            10.1  Covenants Against Competition . . . . .
            10.1.1  Non-Compete . . . . . . . . . . . . .
            10.1.2  Confidential Information; Personal
               Relationships. . . . . . . . . . . . . . .
            10.1.3  Property of the Business. . . . . . .
            10.1.4  Employees of the Business . . . . . .
     10.2  Rights and Remedies Upon Breach. . . . . . . .
            10.2.1  Specific Performance. . . . . . . . .
            10.2.2  Accounting. . . . . . . . . . . . . .
            10.2.3  Indemnification . . . . . . . . . . .
     10.3  Severability of Covenants. . . . . . . . . . .
     10.4  Blue-Pencilling. . . . . . . . . . . . . . . .
     10.5  Enforceability in Jurisdictions. . . . . . . .
     10.6    Non-Compete Payments . . . . . . . . . . . .

11.  Survival . . . . . . . . . . . . . . . . . . . . . .

     11.1  Survival of Representations and Warranties
     of the Sellers After Closing . . . . . . . . . . . .
            11.2    Survival of Representations and
            Warranties of Mistic After Closing. . . . . .

12.  General Indemnification. . . . . . . . . . . . . . .
            12.1  Obligation of the Sellers to
            Indemnify . . . . . . . . . . . . . . . . . .
     12.2  Obligation of the Buyer to Indemnify.. . . . .
     12.3  Notice and Opportunity to Defend . . . . . . .
            12.3.1  Notice of Asserted Liability. . . . .
            12.3.2  Opportunity to Defend . . . . . . . .
            12.3.3  Disputes with Customers, Distri-
               butors, Co-packers, Sales Agents or
               Suppliers. . . . . . . . . . . . . . . . .
     12.4  Limitations on Indemnification . . . . . . . .
     12.5  Set-off Rights . . . . . . . . . . . . . . . .

13.  [Intentionally Omitted.] . . . . . . . . . . . . . .

14.  Miscellaneous. . . . . . . . . . . . . . . . . . . .

14.1  Certain Definitions . . . . . . . . . . . . . . . .
     14.2  Consent to Jurisdiction; Service of Process. .
     14.3  Notices. . . . . . . . . . . . . . . . . . . .
     14.4  Entire Agreement . . . . . . . . . . . . . . .
     14.5  Waivers and Amendments; Non-Contractual
            Remedies; Preservation of Remedies. . . . . .
     14.6  Governing Law. . . . . . . . . . . . . . . . .
     14.7  Binding Effect; Assignment . . . . . . . . . .
     14.8  Variations in Pronouns . . . . . . . . . . . .
     14.9  Counterparts . . . . . . . . . . . . . . . . .
     14.10  Exhibits and Schedules. . . . . . . . . . . .
     14.11  Headings. . . . . . . . . . . . . . . . . . .
     14.12  Severability of Provisions. . . . . . . . . .
     14.13  Cooperation . . . . . . . . . . . . . . . . .
     14.14  No Third Party Beneficiaries. . . . . . . . .

Exhibits

     A:     Form of Note

     B:     Severance Policy

     C:     Opinions of Counsel to the Sellers

     D:     Form of Consulting Agreement

     E:     Form of Product and Royalty Agreement

     F:     Opinion of Counsel to the Buyer



SCHEDULES

  1.1    Tangible Property

  5.4    Qualification

  5.6    Financial Statements

  5.8    Tax Matters

  5.9    Permits

  5.10   Required Consents

  5.11   Claims and Proceedings

  5.12   Contracts

  5.13   Real Estate

  5.14   Inventory and Supplies

  5.15   Receivables

  5.17   Intangible Property

  5.18   Liens

  5.19   Accounts Payable

  5.21   Suppliers, Customers, Distributors and Co-Packers

  5.22   Employee Benefit Plans

  5.25   Insurance

  5.26   Products

  5.27   Officers, Directors and Key Employees

  5.28   Operations of the Companies

  5.29   Related Party Transactions

  5.30   Bank Accounts

  7.7    Transferred Employees

  7.11   Method of Allocating Expenses

  8.2    Necessary Consents

  8.14   Release of Liens

 14.13   Records

                  ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT made as of August 9, 1995, by and among MISTIC BRANDS, INC., a Delaware corporation ("Mistic"), on the one hand, and JOSEPH VICTORI WINES, INC., a New York corporation ("JVWNY"), BEST FLAVORS, INC., a Nevada corporation ("Best Flavors"), NATURE'S OWN BEVERAGE COMPANY, a Delaware corporation ("Nature's Own") (JVWNY, Best Flavors and Nature's Own are referred to collectively as the "Companies") and Joseph Umbach ("Umbach" and, together with the Companies, collectively, the "Sellers"), on the other hand.

          The Sellers are engaged, among other things, in the research, development, formulation, production, marketing and sale of a wide variety of non-alcoholic beverages (the "Business"). The term "Business" shall not include the Sellers' alcoholic beverage business. Upon the terms and conditions set forth herein, the Sellers desire to sell and Mistic, or at Mistic's option, one or more Affiliates (as defined in Section 14.1) or designees of Mistic (Mistic or such Affiliates or designees, the "Buyer"), desire to purchase all of the tangible and intangible assets and operations of the Business, as the same shall exist at the Closing (as defined in Section 1.1).


          In consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.   Purchase and Sale of Acquired Assets.

               1.1  Purchase and Sale of Acquired Assets.
Upon the terms and subject to the conditions set forth in this Agreement, at the closing (the "Closing") of the trans-actions contemplated hereby (the "Contemplated Trans-actions"), the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, free and clear of any and all Liens (as defined in Section 14.1), all of the assets and operations of the Sellers, of every type and description, real and personal, tangible and intangible, known and unknown, wherever located and whether or not reflected on the books and records of the Sellers, as the same shall exist on the date of the Closing (the "Closing Date"), other than the Excluded Assets as set forth in Section 1.2 (col-lectively, the "Acquired Assets"). Without limiting the generality of the foregoing, the Acquired Assets shall include, but shall not be limited to, all of the Sellers' right, title and interest in and to the following items:

                    (a)  Cash and Cash Equivalents and Bank
Accounts. All cash and cash equivalents, on hand, in the Sellers' accounts or in transit relating to the Business, as well as the bank accounts and other depositary accounts relating to the Business;

                    (b)  Accounts Receivable.  All accounts
and notes receivable of the Sellers relating to the Busi-ness, other than the accounts receivable from Nubian Shine, Inc. ("Nubian") in the amount of $89,027.00 and S&D Distributing ("S&D") in the amount of approximately $18,000;

                    (c)  Inventory and Supplies.  All
(i) inventory of finished goods, raw materials, work in process, packaging items, promotional materials and similar items, wherever located, (ii) stock in trade, merchandise, goods, supplies and other products, (iii) office supplies and similar materials, and (iv) all samples of the Sellers, in each case relating to the Business;

                    (d)  Tangible Property.  All facilities,
machinery, accessories, computers and peripherals devices, equipment, plant, furniture, furnishings, leasehold improve-ments, fixtures, fixed assets, appliances, automobiles, airplanes, boats and all other vehicles, structures, any related capitalized items and other tangible property of the Sellers, in each case relating to the Business and set forth on Schedule 1.1 hereto (collectively, the "Tangible Prop-erty");

                    (e)  Leases and Permits.  The Leases (as
defined in Section 5.13) and all other leasehold interests and Permits (as defined in Section 5.9) relating to the Business;

                    (f)  Contracts and Agreements, etc.  All
Contracts (as defined in Section 5.10) relating to the Business, including, without limitation, the Contracts listed on Schedule 5.12 hereof;

                    (g)  Security Deposits, Bonds and Claims
Against Third Parties. All of the Sellers' security deposits with third parties and all security bonds and all claims against third parties, in each case relating to the Business, including, without limitation, rights under any manufacturer's or vendor's warranties and insurance claims and proceeds;

                    (h)  Prepaid Expenses, etc.  All of the
Sellers' prepaid expenses and rentals relating to the Busi-ness;

                    (i)  Intellectual Property.  All
patents, trademarks, copyrights, service marks, trade names, trade secrets, know-how, processes, formulae, recipes, ideas, technical production requirements, technologies, blueprints, designs, and proprietary information utilized in or incident to the Business, all applications for or registrations of any of the foregoing, and all permits, grants, and licenses or other rights running to or from the Sellers relating to any of the foregoing (collectively, the "Intellectual Property");

                    (j)  Goodwill.  All of the Sellers'
goodwill and going concern value relating to the Business and all of the Acquired Assets; and

                    (k)  Other Assets.  All of the Sellers'
other intangible and tangible assets relating to the Busi-ness, including, without limitation: all computer software and electronic data, all supplier information, all customer lists and customer correspondence, all sales records, all research, statistical, production, marketing and promotional materials, records, files, reports and other documents and data, all distribution records, all business post office boxes and business telephone listings, all research results and other know-how, and all other materials, records, files and data, in whatever form contained.

               1.2  Excluded Assets.  Notwithstanding any
other provision of this Agreement, the Sellers shall not sell, assign or transfer to the Buyer, and the Buyer shall not purchase from the Sellers, any of the following assets
(collectively, the "Excluded Assets"):

                    (a)  This Agreement.  All of the rights
of the Sellers under this Agreement and any documents delivered or received in connection herewith;

                    (b)  Corporate Records.  (i) All corpo-
rate minute books, stock ledgers and other corporate books and records of the Sellers relating solely to corporate level activities and (ii) all books and records of the Sellers not relating to the Business, the Acquired Assets or the Assumed Liabilities; and

                    (c)  Other Excluded Assets.  All of the
rights and assets of the Sellers relating solely to the alcoholic beverage business of the Sellers.

          2.   Assumption of Liabilities.

               2.1  Assumption of Liabilities by the Buyer.
At the Closing, the Buyer shall assume and thereafter pay, perform, satisfy and discharge the following obligations and liabilities of the Companies existing at the Closing and relating to the Business, other than Excluded Liabilities as set forth in Section 2.2 (collectively, the "Assumed Liabilities"):

                    (a)  Liabilities Relating to the Busi-
ness. All of the liabilities and obligations of the Com-panies relating to the Business existing at the Closing as a result of the conduct of the Business prior thereto;

                    (b)  Credit Agreement.  All liabilities
and obligations of the Companies up to a maximum amount of $7,000,000 for outstanding borrowings (the "Bank Debt") under the Companies' General Loan and Security Agreement, dated as of May 18, 1994, as amended by a letter agreement dated April 28, 1995 (the "Credit Agreement") with The Bank of New York (the "Bank"), exclusive of the Arkansas
Litigation Letter of Credit (as defined in Section 7.9);

                    (c)  Arkansas Litigation Costs.  50% of
all liabilities and obligations (up to a maximum amount of $2,250,000) (the "Buyer Arkansas Payment") relating to any judgment or settlement amount, legal expenses and the cost of the Arkansas Litigation Letter of Credit, including, without limitation, renewal fees and/or the cost of obtaining a new letter of credit to replace the Arkansas Litigation Letter of Credit (collectively, the "Arkansas Litigation Cost"), of the litigation entitled Raleigh Spring Water d/b/a Clear Mountain Spring Water v. Joseph Victori Wines, Inc. (the "Arkansas Litigation");

                    (d)  Tax Liabilities.  50% of all
liabilities and obligations relating to (i) the Transaction
Sales Taxes (as defined in Section 14.1) up to a maximum amount of $50,000 (the "Buyer Transaction Sales Tax
Payment") and (ii) any sales Taxes payable in connection with the New York sales Tax audit set forth on Schedule 5.8 up to a maximum amount of $50,000 (the "Buyer Sales Tax
Audit Payment"); and

                    (e)  Distributor and Co-packer Expenses.
Any and all liabilities or obligations for Losses (as defined in Section 12.1) based upon, arising out of or otherwise in respect of the Buyer's acts or omissions or representations with respect to any distributor or co-packer whose agreement is terminated or not renewed (unless the Buyer has offered to renew the existing agreement on at least as favorable economic terms as those in effect immediately prior to expiration) after the Closing, including, without limitation, any claim by a distributor or co-packer terminated by the Buyer or not renewed (unless the Buyer has offered to renew the existing agreement on at least as favorable economic terms as those in effect immediately prior to expiration) after the Closing that alleges a violation of law or other liability from an act or omission of the Companies with respect to the Business that occurred prior to the Closing.

               2.2  Excluded Liabilities.  Anything in this
Agreement to the contrary notwithstanding, the Buyer shall not, and shall not be deemed to, assume, perform, satisfy or discharge, or otherwise be responsible for, and the Sellers shall pay, perform, assume and discharge or otherwise be responsible for, any and all of the following liabilities or obligations relating to the Business (collectively, the "Excluded Liabilities"):

                    (a)  Costs.  Any and all liabilities and
obligations in respect of costs or expenses incurred by any of the Companies in connection with the Contemplated
Transactions;

                    (b)  Affiliate Liabilities.  Any and all
liabilities and obligations of any of the Companies to any other Company, Umbach or any Affiliate of the Sellers
("Affiliate Liabilities");


                    (c)  Tax Liabilities.  Any and all
liabilities and obligations of the Sellers (including as transferee or successor, by contract or otherwise) for any Taxes, whether accrued before or after the Closing, including, without limitation, (i) the Transaction Sales
Taxes (other than the Buyer Transaction Sales Tax Payment),
(ii) any Taxes payable in connection with any Tax audits
(other than the Buyer Sales Tax Audit Payment) and
(iii) Taxes imposed with respect to the Business or the Acquired Assets for all taxable periods (or portions thereof) ending on or prior to the Closing;

                    (d)  Distributor, Co-packer and Sales
Brokers Expenses. Any and all liabilities or obligations (including, without limitation, the Arkansas Litigation Costs, other than the Buyer Arkansas Payment) for Losses based upon, arising out of or otherwise in respect of the Companies' acts or omissions or representations with respect to any of the Companies' current or former distributors, co-packers or sales brokers, including, without limitation, distributors, co-packers or sales brokers of the Companies whose agreements were terminated, not renewed or to whose transfer the Companies objected or otherwise prohibited or interfered with, in each case prior to the Closing, including, without limitation, Nubian and S&D;

                    (e)  Liability Relating to Non-
compliance with Laws. Any and all liabilities or obligations for Losses based upon, arising out of or otherwise in respect of the Sellers' acts or omissions or representations with respect to any distributors or co-packers, including, without limitation, any claim by a distributor or co-packer alleging a violation of law, including, without limitation, any claim that alleges a failure of the Sellers to comply with franchise relationship, registration and disclosure, business opportunity laws and special industry statutes other than if such Losses are based upon, arise out of or otherwise are in respect of the Buyer's acts or omissions or representations with respect to any distributors or co-packers whose agreements are terminated or not renewed (unless the Buyer has offered to renew the existing agreement on at least as favorable economic terms as those in effect immediately prior to expiration) after the Closing.

                    (f)  Fees and Expenses.  Any and all
liabilities or obligations of the Companies for fees and expenses of lawyers, accountants, brokers and investment bankers retained by the Sellers and any other costs or expenses incurred by the Companies in connection with any previously proposed Business Combinations (as defined in Section 14.1) or public offerings involving the Companies or any of their predecessors or Affiliates;

                    (g)  Employee Obligations.  Any and all
liabilities and obligations to or in respect of current or former employees of the Companies, other than (i) the liabilities and obligations which are assumed by the Buyer pursuant to Section 7.7 with respect to Transferred
Employees (as defined in Section 7.7) and (ii) obligations for severance up to a maximum amount of $8,250 per month through June 30, 1996 payable to Michael Robbins, the
Companies' former Western division sales manager;

                    (h)  Credit Agreement.  Any and all
liabilities and obligations of the Companies in respect of the Bank Debt in excess $7,000,000, excluding the Arkansas
Litigation Letter of Credit; and

                    (i)  Other Excluded Liabilities.  Any
and all liabilities and obligations that are related to the Seller's alcoholic beverage business.

          3.   Consideration for the Purchase of the Assets.

               3.1  Purchase Price.   The purchase price for
the Acquired Assets shall consist of (i) $93,000,000, payable at the Closing by wire transfer of immediately available funds to an account or accounts specified in writing by the Sellers two business days prior to the Closing Date (subject to a post-closing adjustment as set forth in Section 3.2 hereof), (ii) the Note (as defined in
Section 3.4) and (iii) the assumption by the Buyer of the Assumed Liabilities (collectively, the "Purchase Price," and as adjusted pursuant to Section 3.2, the "Adjusted Purchase Price").

               3.2  Post-Closing Adjustment.

                    (a)  Within twenty (20) days after the
Closing Date, the Buyer shall prepare and deliver to the Sellers a combined balance sheet (the "Wine Division Balance Sheet") of the Companies relating to the Companies' alcoholic beverage business as of July 31, 1995, a combined income statement (the "Wine Division Income Statement") of the Companies relating to the Companies' alcoholic beverage business for the period from June 1, 1995 through July 31, 1995 and a statement (the "Adjustment Statement") setting forth the Wine Division Net Equity (as defined in
Section 14.1) and Wine Division Net Profit or Loss (as defined in Section 14.1), together with an Officer's Certificate stating that the preparation of the Adjustment Statement has been made in accordance with generally accepted accounting principles.

                    (b)  Within thirty (30) days after the
Sellers receive the Adjustment Statement, the Sellers shall notify the Buyer in writing of any proposed modifications the Sellers believe are required in order for the Adjustment Statement fairly to reflect the Wine Division Net Equity and the Wine Division Net Profit or Net Loss. If an agreement cannot be reached as to any of such proposed modifications within thirty (30) days after the Buyer receives written notice of such proposed modifications, any party may notify the other that such party requires that the item or items being disputed be determined in accordance with the terms of this Agreement by a nationally recognized firm of independent public accountants mutually agreed upon by the Buyer and the Sellers as promptly as practical. Upon delivery to the Buyer and the Sellers of a statement in writing setting forth the conclusions of the accounting firm's opinion of the disputed item or items and the effect of such conclusions on the Wine Division Net Equity and the Wine Division Net Profit or Net Loss, such determinations shall be final and binding upon the Buyer and the Sellers with no further right of appeal. One-half of the fees of such firm of accountants for making such determinations shall be paid by each of the Buyer, on the one hand, and the Sellers, on the other hand.

                    (c)  In the absence of any notice of
proposed modifications from the Sellers within thirty (30) days of the Sellers' receipt of the Adjustment Statement, the Adjustment Statement shall be deemed accepted by the Sellers and shall be considered final. Proposed modifications shall be deemed accepted by the Buyer to the extent that the Buyer does not notify the Sellers of a disagreement within thirty (30) days after its receipt of any notice of proposed modifications from the Sellers to the Adjustment Statement.

                    (d)  If and to the extent that the Wine
Division Net Equity is less than $1,408,000 plus the Wine Division Net Profit, if any, and minus the Wine Division Net Loss, if any, the Purchase Price shall be increased by such amount and the Buyer shall pay in the aggregate to the Sellers such amount within five (5) business days after the Adjustment Amount is finally determined pursuant to this
Section 3.2 in cash by wire transfer of immediately available funds. If and to the extent that the Wine Division Net Equity is greater than $1,408,000 plus the Wine Division Net Profit, if any, and minus the Wine Division Net Loss, if any, the Purchase Price shall be reduced by such amount and the Sellers shall jointly and severally pay to the Buyer such amount within five (5) business days after the Adjustment Amount is finally determined pursuant to this
Section 3.2 in cash by wire transfer of immediately available funds.

               3.3  Delivery of the Note.  At the Closing,
the Buyer shall deliver to Umbach, on behalf of the Sellers, a promissory note (the "Note"), dated the Closing Date, in the form of Exhibit A, which Note shall provide for the payment by the Buyer to Umbach, on behalf of the Sellers, of eight quarterly installments of $125,000, payable beginning three months after the Closing Date and every three months thereafter until the eight installments have been paid and which Note shall bear no interest.

          4. Closing. The Closing shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, 125 West 55th
Street, New York, New York 10022 on the date hereof.

          5.   Representations and Warranties of the
Sellers. The Sellers, jointly and severally, represent and warrant to Mistic and the Buyer as follows:

               5.1  Due Incorporation and Authority.  Each
of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its juris-diction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted.

               5.2  Authority to Execute and Perform this
Agreement, the Consulting Agreement and the Product and Royalty Agreement.

                    (a)  Each of the Sellers has the full
legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully such Seller's obligations hereunder, including, without limitation, the power and authority to convey the Acquired Assets, free and clear of any Liens (other than Liens relating to the Bank Debt, which Liens shall be released at the Closing concurrently with the repayment of the Bank Debt). This Agreement has been duly executed and delivered by each of the Sellers and (assuming the due authorization, execution and delivery hereof by Mistic) is a valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms. The execution and delivery by each of the Sellers of this Agreement, the consummation of the Contemplated Transactions and the performance by each of the Sellers of this Agreement in accordance with its terms will not
(i) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under the Articles of Incorporation or By-Laws (or similar organizational documents) of any of the Companies or any Laws or Orders (as each term is defined in Section 5.9) of any Governmental Body (as defined in Section 5.9) applicable to any of the Sellers, the Business or the Acquired Assets; or (ii) result in the creation of any Lien on the Business or any of the Acquired Assets.

                    (b)  Umbach has the full legal right and
power and all authority and approvals required to execute and deliver the Consulting Agreement (as defined in Section 8.6) and the Product and Royalty Agreement (as defined in Section 8.7) and to perform fully his obligations thereunder. Each of the Consulting Agreement and the Product and Royalty Agreement when executed and delivered by Umbach at the Closing (and assuming the due authorization, execution and delivery thereof by the Buyer) will be a valid and binding obligation of Umbach enforceable against Umbach in accordance with their respective terms. The execution and delivery by Umbach of the Consulting Agreement and the Product and Royalty Agreement and the performance by Umbach of the Consulting Agreement and the Product and Royalty Agreement in accordance with their respective terms will not
(i) conflict with or the result in any breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both constitute) a default under any Laws or Orders of any Governmental Body applicable to any of the Sellers, the Business or the Acquired Assets; or
(ii) result in the creation of any Lien on the Business or any of the Acquired Assets.

               5.3  Subsidiaries and Other Affiliates;
Ownership. The Companies do not directly or indirectly own any interest in any Person and Umbach does not directly or indirectly own or have the power to vote shares of any capital stock (other than the capital stock of the Companies) or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation or other Persons performing similar functions for such entity, as the case may be. Mistic Beverage, Inc., a Delaware corporation (a former subsidiary of Umbach) was merged into JVWNY on April 28, 1995; Best Flavors purchased substantially all of the assets of Joseph Victori Wines, Inc., a California corporation, on October 29, 1994; and LVJ Sales Company, a Connecticut general partnership, ceased operations in 1993 and its assets were distributed to its partners. All of the business and operations of the Busi-ness is now conducted solely by the Companies. All of the issued and outstanding shares of common stock of the Companies are owned by Umbach. Besides such common stock, no other class of capital stock or other ownership interests of any of the Companies is authorized or outstanding.

               5.4  Qualification.  Except as set forth on
Schedule 5.4, each of the Companies is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction set forth on Schedule 5.4, which are the only jurisdictions in which such qualification or authorization is required by law and in which the failure so to qualify or be authorized could have a material adverse effect on the business, condition (financial or otherwise), results of operations, assets, liabilities or properties of the Business, taken as a whole (collectively, the "Condition of the Business"). No other jurisdiction has claimed, in writing or otherwise, that any of the Companies are required to qualify or otherwise be authorized as a foreign corporation therein and, except as set forth on Schedule 5.4, none of the Companies files franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.
None of the Companies owns or leases property in any jurisdiction other than its respective jurisdiction of organization and the jurisdictions set forth on Sched-ule 5.4.

               5.5 Charter Documents and Corporate Records. The Sellers have heretofore delivered to the Buyer true and complete copies of the Articles of Incorporation and By-laws, or comparable instruments, of each of the Companies as in effect on the date hereof. The minute books of each of the Companies have been made available to the Buyer for its inspection and they do not contain any material omissions or misstatements. The stock books of each of the Companies have been made available to the Buyer for its inspection and they are true and complete.

               5.6  Financial Statements.  The combined
balance sheets of the Companies relating to the Business as of December 31, 1993 and 1994 and the related combined statements of income, stockholders' equity and partners' capital, and cash flows for the years then ended, including the footnotes thereto, certified by Grant Thorton LLP, the Companies' independent certified public accountants ("GT"), which are attached hereto on Schedule 5.6, fairly present the combined financial position of the Companies relating to the Business as at such dates and the combined results of operations and combined cash flows of the Companies relating to the Business for such respective periods, in each case in accordance with generally accepted accounting principles consistently applied ("GAAP") for the periods covered thereby. (The foregoing combined financial statements of the Companies relating to the Business as of December 31, 1994 and for the year then ended are sometimes herein called the "Audited Financials.") The unaudited combined balance sheets of the Companies relating to the Business, as of June 30, 1995, and the related combined statements of income, stockholders' equity and partners' capital, and cash flows for the period then ended, which are attached hereto on
Schedule 5.6, fairly present the combined financial position of the Companies relating to the Business as at June 30, 1995 and for the six months then ended, in each case in accordance with GAAP applied on a basis consistent with that of the Audited Financials (subject to there being no requirement of footnotes and to the normal year-end adjustments described in Schedule 5.6) and with all interim financial statements of the Companies heretofore delivered to the Buyer on behalf of the Sellers. (The foregoing unaudited combined financial statements of the Companies relating to the Business, as of June 30, 1995 and for the six months then ended are sometimes herein called the "Interim Financials," the combined balance sheet included in the Audited Financials is sometimes herein called the "Balance Sheet," the combined balance sheet included in the Interim Financials is sometimes herein called the "Interim Balance Sheet" and December 31, 1994 is herein called the "Balance Sheet Date.")

               5.7  No Material Adverse Change.  Since the
Balance Sheet Date, there has been no material adverse change in the Condition of the Business, and none of the Sellers Knows of any such change which is threatened, nor has there been any damage, destruction, loss or other occurrence which could have or has had a material adverse effect on Condition of the Business, whether or not covered by insurance.

               5.8  Tax Matters.  The Sellers have paid all
Taxes due and payable prior to the Closing and filed all returns and reports required to be filed prior to the Closing with respect to the Sellers (including any predecessor entities) and the Business for which the Buyer could be held liable or a claim made against the Acquired Assets. Except as set forth on Schedule 5.8, there are no audits or other proceedings by any Governmental Body pending or, to the Knowledge of the Sellers, threatened, with respect to Taxes of the Sellers (including any predecessor entities) or the Business for which the Buyer could be held liable or a claim made against the Acquired Assets. No assessment of Taxes is proposed against the Sellers (including any predecessor entities), the Business or the Acquired Assets. Except as provided on Schedule 5.8, since the Balance Sheet Date, the Sellers have not pledged, transferred, or otherwise disposed of any Acquired Assets or any assets that would otherwise constitute Acquired Assets nor have they assumed any Assumed Liabilities or Liabilities (as defined in Section 5.20) that would otherwise constitute Assumed Liabilities to pay any Taxes. The Sellers are not party to, and have no liability under (including liability with respect to a predecessor entity), any indemnification, allocation or sharing agreement with respect to Taxes.

               5.9  Compliance with Laws.

                    (a)  None of the Sellers is in violation
of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, regulation or other requirement, including, without limitation, any franchise, relationship, registration and disclosure, and business opportunity laws and special industry statutes, but excluding bulk sales laws (collectively, "Laws"), of any government or political sub-division thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (each, a "Governmental Body") which violation could have a material adverse effect on the Condition of the Business, and none of the Sellers has received notice that any such violation is being or may be alleged. None of the Sellers has made any illegal payment to officers or employees of any Governmental Body, or made any illegal payment to customers, suppliers, distributors or co-packers for the sharing of fees or rebating of charges, or engaged in any other illegal reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Sellers.

                    (b)  Except as set forth on
Schedule 5.9, each of the Companies has all licenses, permits, orders or approvals of, and have made all registrations with, all Governmental Bodies that are required for the conduct of the Business (collectively, "Permits"), except for those Permits the failure of which to obtain would not have a material adverse effect on the Condition of the Business. All Permits are listed on
Schedule 5.9 and are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the Knowledge of the Sellers threatened, to revoke or limit any Permit.

                    (c)  Each of the Sellers and its Affili-
ates is, with respect to every product relating to the Business manufactured, produced, sold, marketed, distributed or under development at any time by or on behalf of any of the Sellers and its Affiliates (each a "Product" and col-lectively the "Products"), in compliance ("Product Compli-ance") with the applicable provisions of the Federal Food, Drug and Cosmetics Act, as amended, the applicable regula-tions and requirements adopted by the FDA (as defined in Section 14.1) pursuant to that Act, the applicable regula-tions and requirements adopted by the USDA (as defined in Section 14.1) and any applicable requirements established by state and local authorities responsible for regulating food products and establishments (collectively, "State Food Authorities"), as well as with all terms and conditions imposed in any Permits granted to the Sellers or their Affiliates by the FDA, USDA or State Food Authorities, including any applicable Good Manufacturing Practices, requirements for use of food or color additives, labeling requirements, testing requirements and protocols, shipping requirements, record keeping and reporting requirements, monitoring requirements, packaging or repackaging require-ments, laboratory controls, storage and warehousing proced-ures and shipping requirements, except where the failure to be in Product Compliance would not have a material adverse effect on the Condition of the Business. Except as set forth on Schedule 5.9, none of the Sellers or their Affiliates have received written notice of any failure to be in Product Compliance or that the FDA, USDA or any State Food Authority is alleging any failure to be in Product Compliance.

                    (d)  Except as set forth on
Schedule 5.9, none of the Sellers, their Affiliates, the Products, or, to the Actual Knowledge (as defined in Section 14.1) of the Sellers, the co-packers manufacturing the Products or the co-packers' facilities, is now subject (and none has been subject during the previous four years) to any adverse inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by the FDA, USDA, any State Food Authority or any other authority having responsibility for the regulation of food or beverage products.

                    (e)  The Sellers and their Affiliates
have obtained all required approvals and authorizations from, and have made all required applications and other submissions to, the FDA, USDA, State Food Authorities and any other authority having responsibility for the regulation of food or beverage products, for their current and past business activities relating to the Products, including any approvals required for the marketing and sale of those Products, the manufacture and distribution of the Products, the food and color additives appearing in or otherwise used in manufacturing the Products, the labeling of the Products and the claims made regarding the content, benefits or quality of the Products, except for those approvals, authorizations, applications and other submissions of which the failure to obtain would not have a material adverse effect on the Condition of the Business. None of the Sellers or their Affiliates have received any written notice that any approvals, authorizations, applications or other submissions have not been obtained or have been revoked or that there is any challenge to any such approvals, authorizations, applications or other submissions.

                    (f)  None of the Sellers, their Affili-
ates or, to the Actual Knowledge of the Sellers, any third party retained by the Sellers or their Affiliates has made on behalf of the Sellers or their Affiliates any false statements or material omissions in applications or other submissions to the FDA, USDA, State Food Authorities or any other authority having responsibility for the regulation of food or beverage products, and none of the Sellers, their Affiliates or, to the Actual Knowledge of the Sellers, third parties retained by the Sellers or their Affiliates has made or offered on behalf of the Sellers or their Affiliates any payments, gratuities or other things of value that are prohibited by any law or regulation to personnel of the FDA, USDA, State Food Authority or other authority having responsibility for the regulation of food or beverage prod-ucts.

                    (g)  The Sellers and their Affiliates
have not received any information or report from the FDA, FDA personnel or other authority indicating that any of the Products are unsafe for their intended use, and the Sellers and their Affiliates are not aware of any facts that would indicate that the FDA, USDA or any State Food Authority has or will prohibit or materially restrict the manufacturing, marketing, sale, license, or use in the United States of any Product currently produced, marketed or under development by the Sellers or their Affiliates, or the operation or use of any facility currently used by the Sellers, their Affiliates or, to the Actual Knowledge of the Sellers, their co-packers to make or distribute any Product.

               5.10 No Breach. The execution, delivery and performance of this Agreement by the Sellers and the Consulting Agreement and the Product and Royalty Agreement by Umbach in accordance with their respective terms, and the consummation of the Contemplated Transactions will not
(i) require the Sellers to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person, except as set forth on Schedule 5.10 (the "Required Consents"); (ii) if the Required Consents are obtained, violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or any other right or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any written or oral contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") to which any of the Sellers are a party or by or to which any of them or any of their properties may be bound or subject, which violation, conflict, breach, modification, termina-tion, termination right or other right, or default could have a material adverse effect on the Condition of the Business, or result in the creation of any Lien upon the properties of the Companies pursuant to the terms of any such Contract; (iii) if the Required Consents are obtained, violate any Order of any Governmental Body against, or binding upon, the Companies or upon their respective securities, properties or business; (iv) if the Required Consents are obtained, violate any Laws of any Governmental Body, which violation could have a material adverse effect on the Condition of the Business; and (v) if the Required Consents are obtained, violate or result in the revocation or suspension of any Permit, which violation, revocation or suspension could have a material adverse effect on the Condition of the Business. Except as set forth on Schedule 5.10, none of the rights of the Companies under any of the Contracts listed or described on Schedule 5.12 will be subject to termination or modification as a result of the Contemplated Transactions.

               5.11  Claims and Proceedings.  There are no
outstanding Orders of any Governmental Body against or involving any of the Companies. Except as set forth on
Schedule 5.11 and Schedule 5.17(b), there are no actions, suits, claims, or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the Knowledge of any Seller, threatened, against or involving any of the Sellers, the Business or any of the Acquired Assets which, individually or in the aggregate, could, if determined adversely, have a material adverse effect upon the Contemplated Transactions or upon the Condition of the Business. Except as set forth on Schedule 5.11 and Schedule 5.17(b), to the Actual Knowledge of any Seller, there is no fact, event or circumstance that could reasonably be expected to give rise to any Claim that would be required to be set forth on Schedule 5.11 and Schedule 5.17(b) if it were currently pending or threatened. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 5.11 have been timely and duly given and no insurance company has asserted, orally or in writing, that such Claim is not covered by the applicable policy relating to such Claim. Except as set forth on Schedule 5.11, there are no product liability Claims against or involving any of the Companies or any Product and no such Claims have been settled, adjudicated or otherwise disposed of since July 1, 1992. There are no Claims pending or, to the Knowledge of any Seller, threatened that would give rise to any right of indemnification on the part of any director or officer of any of the Companies or the heirs, executors or administrators of such director or officer, against the Buyer, as successor to the Business.

               5.12  Contracts.

                    (a)  Except for Contracts otherwise set
forth on Schedule 5.13, Schedule 5.19 or Schedule 5.21,
Schedule 5.12 sets forth all of the following Contracts which relate to the Business to which any of the Companies are a party or by or to which any of them or any of their properties may be bound or subject: (i) Contracts with any current or former officer, director, shareholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing has an interest;
(ii) Contracts with any labor union or association representing any employee; (iii) Contracts with any Person to sell, manufacture, distribute, bottle, blend, process, pack, load or otherwise market any of the Products;
(iv) Contracts with any Person licensing or otherwise granting any other rights to or otherwise in respect of any of the Intellectual Property; (v) Contracts for the sale of any properties other than in the ordinary course of business or for the grant to any Person of any option or preferential rights to purchase any properties; (vi) partnership or joint venture agreements; (vii) Contracts under which any of the Companies agree to indemnify any party; (viii) Contracts which cannot be canceled without liability, premium or penalty on less than 90 days' notice; (ix) Contracts with customers, distributors, co-packers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (x) Contracts containing covenants of any of the Sellers not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with any of the Companies in any line of business or in any geographical area; (xi) Contracts relating to the acquisition by any of the Companies of any operating business or the capital stock of any other Person;
(xii) Contracts requiring the payment to any Person of an override or similar commission or fee; (xiii) Contracts relating to the borrowing of money; (xiv) options for the purchase of any property for an aggregate purchase price in excess of $50,000; (xv) Contracts pursuant to which any of the Companies may hold or use any interest owned or claimed by any of the Companies in or to any material property;
(xvi) management Contracts and other similar agreements with any Person; and (xix) any other Contracts pursuant to the terms of which there is either a current or future obliga-tion or right of the Companies to make payments in excess of $50,000 or receive payments in excess of $50,000. Schedule
5.12 also lists all Contracts currently in negotiation by the Companies of a type which if entered into by the Companies would be required to be listed on Schedule 5.12 or on any other Schedule ("Proposed Contracts").

                    (b)  There have been delivered to the
Buyer true and complete copies of (i) all of the Contracts set forth on Schedule 5.12 or on any other Schedule, together with all amendments, modifications, supplements or side letters affecting the obligations of any party there-under or, with respect to Contracts which are not in writ-ing, Schedule 5.12 contains a description of the material terms thereof (including, without limitation, the parties thereto, the amount of consideration thereunder, any change of control provisions and any termination provisions con-tained therein or pertaining thereto) and (ii) the most recent draft, letter of intent or term sheet (or if none exist, a reasonably detailed written summary) embodying the terms of all of the Proposed Contracts set forth on Sched-ule 5.12. All of the Contracts referred to in the preceding clause (i) are valid and binding upon the Companies in accordance with their terms other than Contracts with respect to which the non-validity of which would not have a material adverse effect on the Condition of the Business. None of the Companies is in default in any material respect under any of such Contracts referred to in clause (i) above, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as set forth on Schedule 5.12, to the Actual Knowledge of the Sellers, none of the Companies' co-packers or any of the Companies' 50 largest distributors is in default under any such Contract referred to in clause (i) above in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.

               5.13   Real Estate.

                    (a)  None of the Companies own any real
property. Schedule 5.13 contains a true, correct and complete schedule of all leases (the "Leases") under which the Companies use or occupy or have the right to use or occupy, now or in the future, real property, and the Companies are not a party to any lease, sublease, license or other agreement for the use or occupancy of any real property other than the Leases. There exists no reciprocal easement or operating agreements relating to the Leases between the Companies and any third party and, to the Knowledge of the Sellers, between the lessor thereunder and any third party. The Companies are the sole lessees under the Leases, and have not assigned, sublet, mortgaged or otherwise encumbered in any respect whatsoever their leasehold estate under the Leases except as expressly set forth on Schedule 5.13.

                    (b)  Each Lease is a valid and binding
obligation enforceable against the lessor thereunder in accordance with its terms, and there is no default under any Lease by any of the Companies or, to the Knowledge of the Sellers, by any other party thereto, and, to the Knowledge of the Sellers, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No previous or current party to any Lease has given written notice of or made a Claim against any of the Companies with respect to any breach or default thereunder which remains uncured or otherwise in existence as of the date hereof. All rent and other sums and charges payable by the Companies under or in respect of the Leases are current. Upon the consummation of the Contemplated Transactions, the Leases will continue to entitle the Companies (as and to the extent therein provided) to the use, occupancy and possession of the real property specified in the Leases and for the purposes such property is now being or is contemplated to be used by the Companies. The Sellers have delivered to the Buyer true, correct and complete copies of the Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

                    (c)  None of the rights of the Companies
under the Leases are subject to termination or modification as a result of the consummation of the Contemplated Trans-actions.

               5.14  Inventory and Supplies.  The inventory
of each of the Companies (including that reflected on the Balance Sheet) is or was, prior to the sale thereof, in good and merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which it is intended and none of such inventory is obsolete, damaged, or defective, except as set forth on Item (A) of Schedule 5.14 and subject to the reserve for inventory write down set forth on the Balance Sheet or as a result of the operation of the Business from the Balance Sheet Date in the ordinary course of business in accordance with past custom and practice of the Sellers. Except as set forth on Schedule 5.14, all of the Companies' inventory is held at the Companies' facilities. None of the Sellers knows of any adverse condition affecting the supply of materials available to the Companies.

               5.15  Receivables.  All accounts and notes
receivable reflected on the Balance Sheet, and all accounts and notes receivable arising subsequent to the Balance Sheet Date (i) have arisen in the ordinary course of business of the Companies and (ii) subject only to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are collectible in the ordinary course of business of the Companies in the aggregate recorded amounts thereof in accordance with their terms. Schedule 5.15 lists any obligor which together with all of its Affiliates owed accounts and notes receivable at June 30, 1995 in an aggregate amount of $40,000 or more.

               5.16  Tangible Property.  The Tangible Prop-
erty is in good operating condition and repair, ordinary wear and tear excepted, subject to continued repair and replacement in accordance with past practice, and are suit-able for their intended use. During the past three years, there has not been any significant interruption of the operations of the Companies due to inadequate maintenance of the Tangible Property.

               5.17  Intangible Property.  Schedule 5.17
sets forth all the Intellectual Property utilized in or incident to the Business that are material to the Business as presently conducted or as being developed. Except as set forth on Schedules 5.11 and 5.17, none of the Companies has any notice of any adversely held patent, invention, trademark, copyright, service mark or trade name of any other Person or notice of any claim of any other Person relating to any of the Intellectual Property, and none of the Sellers Knows of any basis for any such charge or claim. All Intellectual Property is protected against the use of such Intellectual Property by other Persons, except where the failure to protect would not have a material adverse effect on the Condition of the Business. There is no present or, to the Knowledge of the Sellers, threatened use or encroachment of any Intellectual Property which could have a material adverse effect on the Condition of the Business.

               5.18  Title to Properties.  Each of the
Companies is the owner of all the right, title and interest in and has good and marketable title to all of the Intellectual Property. Each of the Companies has good and marketable title to all of the other Acquired Assets.
Except for (i) Liens specifically described in the notes to the Audited or Interim Financials, (ii) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date, (iii) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like Persons, each of which is not yet due and payable or is being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets material to the Condition of the Business or (iv) Liens disclosed on Schedule 5.18, the Companies own the Acquired Assets free and clear of any Lien.

               5.19  Accounts Payable.  Schedule 5.19 sets
forth a true and correct aged list of all accounts payable of the Companies relating to the Business as of June 30, 1995 in excess of $40,000 to any one payee. All accounts payable have arisen in the ordinary course of business of the Companies. The Companies have, or are capable of obtaining through existing borrowing channels, adequate funds to pay all accounts payable that come due prior to the Closing Date.

               5.20  No Undisclosed Non-alcoholic Beverage
Non-ordinary Course Business Liabilities. Except as otherwise fully and adequately reflected on the Balance Sheet or Interim Balance Sheet, none of the Companies has, except in the ordinary course of the Business, incurred any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto, including, without limitation, indebtedness for borrowed money, other than the working capital line pursuant to the Credit Agreement (collectively, "Liabilities").

               5.21  Suppliers, Customers, Distributors and
Co-Packers. Schedule 5.21 lists, by dollar volume paid for the ten largest suppliers, the ten largest customers, the 50 largest distributors and all co-packers of the Companies relating to the Business. The relationships of the Companies with such suppliers, customers, distributors and co-packers are good commercial working relationships and, except as set forth on Schedule 5.21, (i) no Person listed on Schedule 5.21 within the last twelve months has threatened in writing to cancel or otherwise terminate the relationship of such Person with any of the Companies or renegotiate any material term of its agreements with any of the Companies or alleged in writing a material breach by any of the Companies, or to the Actual Knowledge of the Sellers, intends to cancel or otherwise terminate the relationship of such Person with any of the Companies or renegotiate any material term of its agreements with any of the Companies or allege in writing a material breach by any of the Companies, and (ii) no such Person has during the last twelve months decreased materially or threatened in writing to decrease or limit materially, or to the Actual Knowledge of the Sellers, intends to modify materially its relationship with any of the Companies or intends to decrease or limit materially, its services or supplies to any of the Companies or its usage or purchase of any of the Products.

               5.22  Employee Benefit Plans.

                    (a)  Schedule 5.22 identifies each
Employee Plan (as defined in Section 14.1). The Sellers have furnished to the Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. No Employee Plan is a Multiemployer Plan (as defined in Section 14.1) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. The Sellers have provided the Buyer with a complete list, as of the most recent practicable date, of all current employees of the Business along with their base salary.

                    (b)  Neither the Sellers, nor any of
their ERISA Affiliates (as defined in Section 14.1) (i) is a party to any collective bargaining agreement relating to any current or former employees of the Business, (ii) has main-tained, administered or contributed to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code within the immediately preceding five years, (iii) has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in
Section 4069 or 4212(c) of ERISA or (iv) has incurred, or reasonably expects to incur prior to the Closing Date,
(A) any liability under Title IV of ERISA arising in connec-tion with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971, 4975 or 5000(a) of the Code that in either case could become a liability of the Companies or the Buyer or any of its ERISA Affiliates, and the assets of the Companies are not now, nor will they after the passage of time be, subject to any Lien imposed under Code Section 412(m) by reason of a failure of any of the Sellers or their Affiliates to make timely installments or other payments required under Code
Section 412.

                    (c)  Each Employee Plan has been main-
tained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws and Orders, including but not limited to ERISA and the Code.

                    (d)  None of the Sellers has any current
or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code.

                    (e)  There is no contract, plan or
arrangement (written or otherwise) covering any current or former employee of the Business that, individually or col-lectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, and no current or former employee of the Business will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Contemplated Trans-actions.

               5.23 Employee Relations. The Companies have approximately 151 employees in the aggregate. No union organizing efforts have been conducted within the last five years or, to the Knowledge of the Sellers, are now being conducted. None of the Companies has at any time during the last five years had, nor, to the Knowledge of the Sellers, are there now threatened, a strike, picket, work stoppage, work slowdown or other labor trouble. Since July 1, 1995, to the Knowledge of the Sellers, the Companies do not have any liability for employee medical expenses in excess of an amount equal to $25,000 per month.

               5.24 Environmental Liabilities. Each of the Companies (i) is and has been in compliance with all applicable Environmental Laws (as defined in Section 14.1);
(ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Sellers' Knowledge, threatened against such Company pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environ-ment or health and safety which would reasonably be expected to result in a fine, penalty or other obligation, cost or expense; and (iii) there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance with Environmental Laws, or which have given rise to or may give rise to liability under Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety.

               5.25  Insurance.  Schedule 5.25 sets forth a
list (specifying the insurer, describing each pending claim thereunder of more than $25,000 and setting forth the aggregate limit, if any, of the insurer's liability there-under) of all policies or binders of fire, liability, prod-uct liability, workmen's compensation, vehicular and other insurance held by or on behalf of the Companies relating to the Business. Such policies and binders are valid and binding in accordance with their terms and are in full force and effect. None of the Companies is in default with respect to any material provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth on Schedule 5.25, there are no outstanding unpaid Claims under any such policy or binder, and none of the Companies has received any notice of cancellation or non-renewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. Except as set forth on
Schedule 5.25, none of the Companies has received any writ-ten notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule
5.25 will not be available in the future on substantially the same terms as now in effect.

               5.26  Products.  Except as set forth on
Schedule 5.26, there are no statements, citations or deci-sions by any Governmental Body specifically stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body. Except as set forth on Schedule 5.26, there have been no recalls ordered by any such Governmental Body with respect to any Product. Except as set forth on Schedule 5.26, to the Knowledge of the Sellers, there is no (i) fact relating to any Product that may impose upon the Companies a duty to recall any Product or a duty to warn customers of a defect in any Product, (ii) latent or overt design, manufacturing or other defect in any Product or (iii) material liability for warranty claims or returns with respect to any Product not fully reflected on the Audited Financials or Interim Financials.

               5.27  Officers, Directors and Key Employees.
Schedule 5.27 sets forth (i) the name and total compensation of each officer and director of each of the Companies,
(ii) the name and total compensation of each other employee, consultant, agent or other representative of each of the Companies whose current or committed annual rate of compensation (including bonuses and commissions) exceeds $50,000, (iii) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by such Persons since August 1, 1994 that were in excess of the greater of 10% of such person's salary or $15,000, (iv) any accrual for, or any commitment or agreement by the Companies to pay, such increases, bonuses or pay and (v) any payments or commitments to pay any severance or termination pay to any such Persons.

               5.28  Operations of the Companies.

                    (a)  Except as set forth on Schedule
5.28, since the Balance Sheet Date, the Companies have not:

                         (i)  declared or paid any dividends
or declared or made any other distributions of any kind to their shareholders, other than combined cash distributions to their shareholders from January 1, 1995 through July 31, 1995 in an amount not to exceed $4,750,000, in the aggre-gate, and from August 1 through the Closing Date in an amount not to exceed $280,000, in the aggregate, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                        (ii)  except for up to a maximum of
$7,000,000 of borrowings under the Credit Agreement, incurred any indebtedness for borrowed money, exclusive of the Arkansas Litigation Letter of Credit;

                       (iii)  reduced their cash or short-
term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

                        (iv)  waived any material right
under any Contract or other agreement of the type required to be set forth on any Schedule;

                         (v)  made any change in their
accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by them;

                        (vi)  materially changed any of
their business policies, including, without limitation, advertising, investment, manufacturing, marketing, distribu-tion, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

                       (vii)  made any loan or advance to
any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                      (viii)  hired any new employees with a
total annual compensation in excess of $60,000;

                        (ix)  except for inventory or
equipment in the ordinary course of business, sold, abandoned or made any other disposition of any of their properties or made any acquisition of all or any part of the properties, capital stock or Business of any other Person;

                         (x)  paid, directly or indirectly,
any of its material Liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

                        (xi)  acquired any assets not used
solely in connection with the Business;

                       (xii)  entered into any transactions
with Umbach or any of Umbach's Affiliates;

                      (xiii)  terminated or failed to renew,
or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract or other agreement that is or was material to the Condition of the Business;

                       (xiv)  amended their Articles of
Incorporation or By-laws (or comparable instruments) or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of their outstanding capital stock or the charac-ter of their business; or

                        (xv)  engaged in any other material
transaction other than in the ordinary course of business.

                    (b)  Since June 27, 1995, the Companies
have not: (i) without the prior written consent of Mistic pledged, transferred, or otherwise disposed of any Acquired Assets or any assets that would constitute Acquired Assets nor have they assumed any Assumed Liabilities or Liabilities that would constitute Assumed Liabilities to (x) pay any Liabilities other than Assumed Liabilities or (y) purchase any assets other than Acquired Assets; (ii) incurred or committed to incur any sales, marketing or promotional allowances outside of the ordinary course of business to distributors or co-packers; (iii) entered into any agreements or changed or waived the terms of any existing agreements with distributors or co-packers without giving advance notice to Mistic except as set forth on Schedule 5.28; (iv) managed their operations outside the ordinary course of business without the prior written consent of Mistic; (v) entered into any agreements requiring any payment to be made or incurred as a result of any change of control; (vi) incurred advertising and promotional expenses or other financial commitments in excess of historical, ordinary or current plan levels; and (vii) increased the compensation of any employee or consultant, other than annual raises consistent with historical practice. In addition, since June 27, 1995, the Sellers have consulted with Mistic and its Affiliates with respect to all critical and/or significant commitments.

               5.29  Related Party Transactions.  Except as
set forth on Schedule 5.29, none of the officers, directors or Affiliates of the Companies, nor Umbach or his Affili-ates:

                    (i)  owns, directly or indirectly, any
interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in busi-ness as, a competitor, lessor, lessee, supplier, distrib-utor, co-packer, sales agent or customer of any of the Companies;

                   (ii)  owns, directly or indirectly, in
whole or in part, any property that any of the Companies use in the conduct of the Business;

                  (iii)  is a party to any Contract with any
of the Companies; or

                   (iv)  has any cause of action or other
Claim whatsoever against, or owes any amount to, any of the Companies.

               5.30  Banks, Brokers and Proxies.  Sched-
ule 5.30 sets forth (i) the name of each bank, trust com-panies, securities or other broker or other financial institution with which the Companies have an account, credit line or safe deposit box or vault, or otherwise maintain relations; (ii) the name of each Person authorized by the Companies to draw thereon or to have access to any safe deposit box or vault; (iii) the purpose of each such account, safe deposit box or vault; and (iv) the names of all Persons authorized by proxies, powers of attorney or other instruments to act on behalf of any of the Companies in matters concerning its Business or affairs.

               5.31  Premerger Notification.  The Sellers
have filed notification and report forms with respect to the Contemplated Transactions in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the "HSR Act").

               5.32  Full Disclosure.  There is no fact or
facts Actually Known to any of the Sellers that the Sellers have not disclosed to the Buyer in writing that materially adversely affects or, so far as any of the Sellers can now reasonably foresee, will materially adversely affect, the Condition of the Business or the ability of the Sellers to perform this Agreement or of Umbach to perform the Consulting Agreement and the Product and Royalty Agreement other than general industry trends and conditions.

               5.33  Entire Business.  Except for the
Excluded Assets, the consummation of the Contemplated Trans-actions will convey to the Buyer all of the Sellers' right, title and interest in and to all of their rights, assets and properties used in the Business.

               5.34  No Projection Representation.  The
Buyer acknowledges that the Sellers are not making any representation or warranty regarding the accuracy, cor-rectness or completeness of any projected financial informa-tion, data, forecasts or commentary regarding the Companies and/or the Business which have been provided to the Buyer by the Sellers in connection with the Contemplated Transactions and that the Sellers shall not have any liability whatsoever with respect to such projected financial information, data, forecasts or commentary.

          6.   Representations and Warranties of Mistic.
Mistic represents and warrants to the Sellers as follows:

               6.1  Due Incorporation and Authority of
Mistic. Mistic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

               6.2  Authority to Execute and Perform this
Agreement, the Consulting Agreement and the Product and Royalty Agreement. Mistic has the full legal right and power and all authority and approvals required to execute and deliver this Agreement, the Consulting Agreement and the Product and Royalty Agreement and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Mistic and (assuming the due authorization, execution and delivery hereof by the Sellers) is a valid and binding obligation of Mistic enforceable against Mistic in accordance with its terms. Each of the Consulting Agreement and the Product and Royalty Agreement when executed and delivered by Mistic at the Closing (and assuming the due authorization, execution and delivery thereof by Umbach) will be a valid and binding obligation of Mistic enforceable against Mistic in accord-ance with its terms. The execution and delivery by Mistic of this Agreement, the Consulting Agreement and the Product and Royalty Agreement, the consummation of the Contemplated Transactions and the performance by Mistic of this Agreement, the Consulting Agreement and the Product and Royalty Agreement in accordance with their respective terms will not (i) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, the Certificate of Incorporation or By-laws of Mistic, any Law or Order of any Governmental Body applicable to Mistic, or any Contract to which Mistic is a party or by or to which Mistic or any of its properties is bound or subject; or (ii) result in the creation of any Lien on any of the properties of Mistic.

               6.3  Premerger Notification.  Mistic and its
Affiliates have filed notification and report forms with respect to the Contemplated Transactions in compliance with the HSR Act.

          7.   Covenants and Agreements.

               7.1  Conduct of Business.  From the date
hereof through the Closing Date, each of the Sellers agrees that it (i) shall cause each of the Companies to conduct the Business in the ordinary course and, without the prior written consent of the Buyer, not to undertake any of the actions specified in Section 5.28; and (ii) shall conduct the Business in such a manner so that the representations and warranties contained in Article 5 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. The Sellers shall give the Buyer prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any Seller contained in this Agreement. The Sellers agree that none of the Sellers will, nor will any of the Sellers permit any of their Affiliates (or authorize or permit any of their respective representatives) to, take directly or indirectly any action to initiate, assist, solicit, negotiate, encourage or accept any offer or inquiry from any Person (a) to engage in any Business Combination (as defined in Section 14.1), (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revokable, contingent or condi-tional) for, or otherwise attempt to consummate, any Busi-ness Combination or (c) to furnish or cause to be furnished any information with respect to the Companies to any Person (other than as contemplated hereby) who the Sellers or any Affiliate or representative Knows or has reason to believe is in the process of considering any Business Combination. If any Seller or any such Affiliate or representative receives from any Person any offer, inquiry or informational request referred to above, such Seller will promptly advise such Person, by written notice of the terms of this section and will promptly, orally and in writing, advise the Buyer of such offer, inquiry or request and deliver a copy of the foregoing notice to the Buyer.

               7.2  Corporate Examinations and Investiga-
tions. Prior to the Closing Date, the Sellers agree that Mistic and its Affiliates and any Person who is considering providing financing in connection with the Contemplated Transactions shall be entitled, through their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives, including, without limitation, Paul, Weiss, Rifkind, Wharton & Garrison, Fish & Neave and Deloitte & Touche LLP, the Buyer's independent certified public accountants ("D&T") (collectively the "Representatives"), to make such investigation of the properties, businesses and operations of the Companies, and such examination of the Acquired Assets, properties, contracts, books, records, customers, suppliers and all such other information and data concerning the Business, as they reasonably may request in connection with such investigation. Any such investigation and examination shall be conducted at reasonable times upon prior notice and under reasonable circumstances, and the Sellers shall cooperate fully therein. No investigation by the Buyer or the Representatives shall diminish, obviate or otherwise affect any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement. In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the affairs of the Companies, the Sellers shall make avail-able and shall cause the Companies to make available to the Representatives during such period all such information and copies of such Documents concerning the affairs of the Companies as such Representatives may reasonably request, shall permit the Representatives access to the properties of the Companies and all parts thereof and shall cause their officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such Representatives in connection with such review and examination.

               7.3  Publicity.  The parties agree that no
publicity release or announcement concerning this Agreement or the Contemplated Transactions shall be made without advance approval thereof by the Sellers and the Buyer, unless required by applicable law or the rules and regula-tions of any applicable stock exchange.

               7.4  Expenses.  The Buyer shall bear its own
expenses and Umbach shall bear the Sellers' expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Trans-actions, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, except as otherwise specifically provided herein. Umbach shall timely pay any and all Transaction
Sales Taxes and shall timely file all returns and reports thereto. Upon the payment by Umbach of the Transaction
Sales Taxes and receipt by the Buyer of evidence satisfactory to the Buyer of such payment, the Buyer shall promptly pay the Sellers the Buyer Transaction Sales Tax
Payment.

               7.5  Indemnification of Brokerage.  The
Sellers represent and warrant to the Buyer that, no broker, finder, agent or similar intermediary (a "Broker") has acted on behalf of any of the Sellers in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Sellers, or any action taken by the Sellers. Each of the Sellers agrees, jointly and severally, to indemnify and save the Buyer harmless from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of the Sellers and to bear the cost of legal expenses incurred in defending against any such Claim. Mistic represents and warrants to the Sellers that no Broker has acted on behalf of Mistic in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Mistic, or any action taken by Mistic. Mistic agrees to indemnify and save the Sellers harmless from any Claim or demand for commission or other compensation by any Broker claiming to have been employed by or on behalf of Mistic or the Buyer, and to bear the cost of legal expenses incurred in defending against any such Claim.

               7.6 Related Parties. Umbach shall, prior to the Closing, (a) pay or cause to be paid to the Companies, all amounts owed to the Companies and reflected on the Balance Sheet or borrowed from or owed to the Companies since the Balance Sheet Date by Umbach or any Affiliate of Umbach other than the Companies and other than up to a maximum amount of $109,812.97, owed by Arthur Greenwald to the Companies (the "Greenwald Debt"), which Greenwald Debt shall be forgiven by the Sellers immediately prior to the Closing, and (b) return or cause any Affiliate to return any Acquired Assets in the possession of Umbach or any Affiliate or, with Mistic's written consent, purchase such Acquired Assets from the Companies at fair market value. Prior to the Closing, any and all Affiliate Liabilities shall be canceled. The Seller shall be permitted to pay Mr. Greenwald immediately prior to the Closing an amount equal to the income Tax obligations of Mr. Greenwald up to a maximum amount of $40,187.03 with respect to the forgiveness of the Greenwald Debt.

               7.7  Employee Matters.

                    (a)  Severance Policy.  The Buyer agrees
to adopt a severance policy for the benefit of the employees of the Companies who accept and commence employment with the Buyer and its Affiliates (the "Transferred Employees") and who are terminated by the Buyer without cause during the twelve month period from the Closing Date (and in the case of the eight Transferred Employees set forth on Schedule 7.7 (the "Key Employees"), who are terminated by the Buyer without cause at any time) with terms substantially consistent with those set forth on Exhibit B hereto.
Nothing herein shall prohibit the Buyer from terminating the employment of any employee at any time. Except as required by law and except for the Buyer's obligations with respect to the severance policy described above, nothing contained herein shall obligate the Buyer to adopt or continue any employee benefit plan or arrangement after the Closing Date.

                    (b)  The Sellers' Employee Benefit
Plans.

                         (i)  Except as otherwise provided
in this Section 7.7, the Sellers shall retain all obliga-tions and liabilities in respect of each employee or former employee, including any beneficiary or dependent thereof, who is not a Transferred Employee.

                        (ii)  With respect to each Trans-
ferred Employee (including any beneficiary or dependent thereof), the Sellers shall retain all liabilities and obligations arising outside the ordinary course of business.


                    (c)  WARN.  The Sellers shall be jointly
and severally responsible for all obligations and liabil-ities under the Workers Adjustment and Retraining Notifica-tion Act of 1988, as amended, and each similar state law ("WARN"), with respect to employees of the Business by reason of their severance or other termination of employment on or prior to the Closing Date. The Buyer agrees that it will not terminate any Transferred Employees on the Closing Date but shall not be restricted from doing so after the Closing Date.

                    (d)  Third Party Beneficiaries.  No
provision of this Section 7.7 shall create any third party beneficiary rights in any current or former employee of any of the Companies (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Section 7.7 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

               7.8  Trademarks, Service Marks, Corporate
Names and Trade Names. From and after the Closing, the Sellers and their Affiliates agree not to use any trade-marks, service marks, corporate names, trade names or otherwise any references to "Mistic," "Sunesta," or any of the Companies' other trademarks, service marks, corporate names and trade names included among the Acquired Assets and any derivations thereof.

               7.9 Letters of Credit. The Buyer agrees, at its option, to keep outstanding the standby letter of credit in the amount of $3,054,000 issued by the Bank pursuant to the Credit Agreement in connection with the Arkansas Litiga-tion (the "Arkansas Litigation Letter of Credit"), or obtain a new letter of credit in the same face amount to replace the Arkansas Litigation Letter of Credit, until the Arkansas Litigation has been settled or a judgment has become final and is not subject to further appeal.

               7.10  Arkansas Litigation Cost.  The Sellers
and Buyer agree that any and all amounts paid by the Buyer for the Arkansas Litigation Cost in excess of the Buyer
Arkansas Payment and not immediately repaid by the Sellers will bear interest at a rate of 9% per annum from the first day following the date on which such repayment is due until such repayment is received in full by the Buyer in immedi-ately available funds, subject to Section 12.5.

               7.11  Taxes.

                    (a)  The Sellers will pay all Taxes due
and payable on or after the Closing and will file all returns and reports required to be filed on or after the Closing with respect to the Sellers (including any predecessor entities) including, without limitation, Taxes imposed with respect to the Business or the Acquired Assets for all taxable periods (or portions thereof) ending on or prior to the Closing, for which the Buyer could be held liable or a claim made against the Acquired Assets.

                    (b)  For purposes of this Agreement, the
net income of the Business for the period from August 1 through the Closing (the "Stub Tax Period") will be based on
(i) the dollar amount of the sales of the Business for the Stub Tax Period multiplied by (ii) a margin that allocates the expenses for the month of August to the Stub Tax Period based on the procedures set forth on Schedule 7.11 and the Sellers shall be liable for all Taxes imposed with respect to the income of the Business for the Stub Period. The Buyer shall deliver to the Sellers by September 30, 1995 a statement setting forth the dollar amount of such sales and such margin which statement shall be prepared by the President of the Buyer in consultation with the Sellers' tax advisers and such statement, after good faith consultation and reasonable consideration of the Sellers' comments, shall be final and binding upon the Buyer and the Sellers with no further right of appeal. Both sides expect the President of the Buyer to exercise his independent judgment.

                    (c)  The Sellers shall pay any and all
Taxes with respect to the Sellers (including any predecessor entities) including, without limitation, Taxes imposed with respect to the Business or the Acquired Assets for all taxable periods (or portion thereof) ending on or prior to the Closing, imposed upon the Buyer based, in whole or in part, upon the failure to comply with the bulk sales laws.

               7.12  Claims; Qualification.  Upon the
request in writing by the Buyer, the Sellers agree to assist the Buyer in connection with any Claim that the Buyer desires to bring against a third party, including, without limitation, agreeing to become a party to such action, to the extent it is required or desirable in connection with the Claim. Upon the request in writing of the Buyer, the Sellers agree to take all actions necessary to qualify the Companies in any jurisdiction in connection with any Claim that the Buyer wishes to bring in which any of the Companies is to be a named party.

               7.13  Bulk Sales Law.  The Contemplated
Transactions shall be consummated without compliance with bulk sales Laws. If by reason of any applicable bulk sales Law, any Claims are asserted by creditors of the Sellers relating to the Excluded Liabilities, such Claims shall be the responsibility of the Sellers, and the Sellers shall jointly and severally indemnify, defend and hold harmless Mistic and the Buyer (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Losses based upon, arising out of or otherwise in respect of the failure to comply with such bulk sales Laws.

               7.14 Litigation Cooperation. The Sellers agree that they will cooperate with the Buyer in connection with any claims brought by distributors or co-packers of the Company, including without limitation, being available to take depositions and to be witness at trial, help in preparation of any legal documentation and providing any advice or support that the Buyer may request of the Sellers in connection with such claims.

               7.15  Further Assurances.  Each of the
parties shall execute such Documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Contemplated Transactions, including, without limitation filing all UCC-3 termination statements and all documents with the U.S. Patent and Trademark Office necessary to release any Liens on the Intellectual Property. Each such party shall use com-mercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 8 and 9.

             Conditions Precedent to the Obligation of the Buyer to Close. The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of Article 13 with respect to termination of this Agreement, to the ful-fillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

               8.1  Representations and Covenants.  The
representations and warranties of the Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each of the Sellers shall have performed and complied with all covenants and agree-ments required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date. Each Seller shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by the Sellers, to the foregoing effect.

               8.2  Necessary Consents  All consents listed
on Schedule 8.2 (the "Necessary Consents") shall have been obtained and be in full force and effect, and the Buyer shall have been furnished with evidence reasonably satis-factory to it of the granting of the Necessary Consents.

               8.3 Opinions of Counsel to the Sellers. The Buyer shall have received the opinions of (i) Pryor, Cashman, Sherman & Flynn, (ii) Lionel Sawyer & Collins, and
(iii) Cowan, Liebowitz, and Lotman, P.C., counsel to the Sellers, dated the date of the Closing, addressed to the Buyer, in the form of Exhibit C.

               8.4  No Claims.  No Claims shall be pending
or, to the knowledge of the Buyer or Knowledge of the Sellers, threatened, before any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions or which has had or may have, in the reasonable judgment of the Buyer, a materially adverse effect on the Condition of the Business.

               8.5  HSR Act Filing.  Any Person required in
connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

               8.6  Consulting Agreement.  The consulting
agreement in the form of Exhibit D (the "Consulting
Agreement") shall have been executed and delivered by Umbach.

               8.7  Product and Royalty Agreement.  The
product and royalty agreement in the form of Exhibit E (the
"Product and Royalty Agreement") shall have been executed and delivered by Umbach.

               8.8  Financing.  The Buyer shall have
obtained financing necessary to pay the Purchase Price, repay or refinance the Bank Debt and replace the Arkansas
Litigation Letter of Credit on terms and conditions that are satisfactory to the Buyer in its sole discretion.

               8.9   Employees.  At the Closing, the Buyer
shall enter into satisfactory arrangements with substantially all of the employees of the Business, other than those employees agreed to by the Buyer, pursuant to which such employees shall become employees of the Buyer and shall cease to be employees of the Companies.

               8.10  Bill of Sale.  Each of the Sellers
shall have executed and delivered to the Buyer a Bill of Sale in form and substance reasonably satisfactory to the Buyer.

               8.11  Assignment of Intellectual Property.
Each of the Sellers shall have executed and delivered to the Buyer an Assignment of Intellectual Property in form and substance reasonably satisfactory to the Buyer.

               8.12  Assignment of Contracts.  Each of the
Sellers shall have executed and delivered to the Buyer an Assignment of Contracts substantially in form and substance reasonably satisfactory of the Buyer.

               8.13  Lease Amendment. JVWNY shall have
delivered to the Buyer the First Amendment of Lease executed by Philip DeRaffele et al. d/b/a 2525 Palmer Associates and JVWNY.

               8.14  Release of Liens.  Each of the Sellers
shall deliver to the Buyer evidence satisfactory to the Buyer to cancel, terminate and extinguish all Liens on the Assets set forth on Schedule 8.14.

               8.15  Release of Claims by Affiliates.  Each
of the shareholders, directors and Affiliates of the Com-panies and Umbach and his Affiliates shall have executed releases in form and substance reasonably satisfactory to the Buyer releasing the Buyer from any and all causes of actions or other claims whatsoever against the Buyer or the Acquired Assets.

               8.16  Secretary Certificate.  Each of the
Companies shall have executed and delivered to Buyer a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying (i) that the resolutions adopted by the Board of Directors and Shareholders of the Companies authorizing the execution, delivery and per-formance of this Agreement by such Companies and the consummation of the Contemplated Transactions, a copy of which shall be attached to the certificate, were duly adopted and are in full force and effect, (ii) the incumbency of each person executing this Agreement or any other document delivered pursuant to this Agreement on behalf of the Sellers, and (iii) that the by-laws of the Companies, a copy of which shall be attached to the certificate, were duly adopted and are in full force and effect.

               8.17  Certified Charter Documents.  Each of
the Companies shall have delivered to the Buyer true and complete copies of the Articles of Incorporation of such Company, certified by the Secretary of State or other appropriate officials of its jurisdiction of organization.

          9. Conditions Precedent to the Obligation of the Sellers to Close. The obligation of the Sellers to enter into and complete the Closing is subject, at the option of the Sellers acting in accordance with the provisions of
Article 13 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Sellers:

               9.1  Representations and Covenants.  The
representations and warranties of Mistic contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Mistic shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Mistic shall have delivered to the Sellers a certificate, dated the date of the Closing and signed by an officer of Mistic and the Buyer, to the fore-going effect.

               9.2  Opinion of Counsel to the Buyer.  The
Sellers shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Buyer, dated the date of the Closing, addressed to the Sellers, in the form of Exhibit F.

               9.3  No Claims.  No Claims shall be pending
or, to the knowledge of the Buyer or the Knowledge of the Sellers, threatened, before any Governmental Body to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions.

               9.4  HSR Act Filing.  Any Person required in
connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

               9.5  Product and Royalty Agreement.  The
Product and Royalty Agreement shall have been executed and delivered by the Buyer.

               9.6  Instrument of Assumption.  The Buyer
shall have executed and delivered to the Sellers an instru-ment of assumption with respect to the Assumed Liabilities in form and substance reasonably satisfactory to the Sellers.

               9.7  Payment of Purchase Price.  The Buyer
shall have paid the Purchase Price to the Sellers at the Closing in accordance with Section 3.1 hereof.

          10.  Non-Competition by the Sellers.

               10.1 Covenants Against Competition. Each of the Sellers acknowledges that (i) the Buyer would not pur-chase the Business but for the agreements and covenants contained in this Article 10; (ii) Umbach is one of the limited number of Persons who developed the Business;
(iii) the Business is conducted throughout the United States and certain foreign jurisdictions; (iv) Umbach's work for the Companies has given him and will continue to give him trade secrets of and confidential information concerning the Companies; (v) the agreements and covenants contained in this Article 10 are essential to protect the business and goodwill of the Business, which is being purchased by the Buyer; and (vi) Umbach has means to support himself and his dependents other than by engaging in the Business and the provisions of this Article 10 will not impair such ability. Accordingly, the Sellers covenant and agree as follows:

                    10.1.1  Non-Compete.  For a period of
three years following the Closing (the "Restricted Period"), the Sellers and their Affiliates shall not in the United States or in any country where the Products are sold, directly or indirectly, (i) engage in the Business or in the development or sale of non-alcoholic beverage products, ideas, formulations or recipes, other than pursuant to the Consulting Agreement and the Product and Royalty Agreement;
(ii) enter the employ of, or render any services to, any Person engaged in any non-alcoholic beverage business; or
(iii) become interested in any such Person in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, the Sellers and their Affiliates, may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if none or the Sellers or their Affiliates, is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

                    10.1.2  Confidential Information; Per-
sonal Relationships. The Sellers promise and agree that, the Sellers and their Affiliates will not disclose to any Person not employed by the Buyer or not engaged to render services to the Buyer, and that the Sellers and their Affiliates will not use for their benefit or for the benefit of others, any confidential information of the Business (the "Confidential Information"), including, without limitation, "know-how," trade secrets, ideas, formulae, operational methods, recipes, methods of manufacture, customer lists, details of client or consultant contracts, product development techniques or plans, technical production requirements and other technical processes, designs and design projects, inventions and research projects (collectively, the "Special Information"), and pricing policies, financial data, marketing and sales information, marketing plans or strategies, business acquisition plans, new personnel acquisition plans and other personnel data, - and other proprietary information of the Business during the Restricted Period and with respect to the Special Information during the Restricted Period or any time there-after; provided, however, that this provision shall not preclude the Sellers and their Affiliates and Umbach's family members from use or disclosure of information known generally to the public (other than information known gen-erally to the public as a result of a violation of this
Section 10.1.2 by the Sellers or the Affiliates or Umbach's family members) any disclosure required by law or court order. The Sellers shall have the express right to continue to conduct the alcoholic beverage business of the Sellers which may include the sale of fruit flavored alcoholic beverages which may utilize "basic" or "component" flavors used by the Companies prior to the Closing; provided, however, no such activities shall utilize any Confidential Information and to the extent that the "basic" or "component" flavors utilize the Confidential Information, the Sellers may not utilize them.

                    10.1.3  Property of the Business.  All
memoranda, notes, lists, records and other Documents (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Sellers, or made available to the Sellers relating to the Business, are and shall be the Property of the Buyer as of the Closing Date and shall be delivered to the Buyer promptly after the Closing or at any other time on request.

                    10.1.4  Employees of the Business.
Except as agreed to in writing by the Buyer, until the third anniversary of the Closing Date, the Sellers shall not, directly or indirectly, hire or solicit any employee of the Business or encourage any such employee to leave such employment.

               10.2  Rights and Remedies Upon Breach.  If
any of the Sellers breaches, or threatens to commit a breach of, any of the provisions of Section 10.1 (the "Restrictive Covenants"), the Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity:

                    10.2.1  Specific Performance.  The right
and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restric-tive Covenants would cause irreparable injury to the Buyer, and that money damages would not provide an adequate remedy to the Buyer.

                    10.2.2  Accounting.  The right and
remedy to require the Sellers to account for and pay over to the Buyer all compensation, profits, monies, accruals, increments and other benefits derived or received by the Sellers as the result of any transactions constituting a breach of the Restrictive Covenants.

                    10.2.3  Indemnification.  The rights and
remedies set forth in Article 12.

               10.3 Severability of Covenants. Each of the Sellers acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

               10.4  Blue-Pencilling.  If any court deter-
mines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geo-graphic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

               10.5  Enforceability in Jurisdictions.  The
Buyer and the Sellers intend to and hereby confer juris-diction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforce-able by reason of the breadth of such scope or otherwise, it is the intention of the Buyer and the Sellers that such determination not bar or in any way affect the Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restric-tive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

               10.6  Non-Compete Payments.  Subject to
Section 12.5 hereof, in consideration for the Restrictive Covenants, the Buyer shall pay the Sellers, by wire transfer to an account or accounts designated in writing by the Sellers, in the aggregate $3,000,000 in deferred payments (the "Non-Compete Payments"), payable in the amount of $900,000 in cash on each of the first through third anniversary, and $300,000 in cash four months after the third anniversary, of the Closing; provided, however, that the Buyer may defer commencement of payment of the Non-Compete Payments until the date in which the settlement or judgment in the Arkansas Litigation becomes final and is not subject to further appeal.

          11.  Survival.

               11.1  Survival of Representations and War-
ranties of the Sellers After Closing. Notwithstanding any right of Mistic and its Affiliates fully to investigate the affairs of the Companies and notwithstanding any knowledge of facts determined or determinable by Mistic and its Affil-iates pursuant to such investigation or right of investiga-tion, Mistic and its Affiliates have the right to rely fully upon the representations, warranties, covenants and agree-ments of the Sellers contained in this Agreement or in any Documents delivered pursuant to this Agreement. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue in full force and effect for a period of two years after the Closing Date; provided, however, that
(i) the representations and warranties of the Sellers contained in Sections 5.1, 5.2, the first sentence of 5.18, 5.28(a)(i), 5.28(b)(i) and 5.29 shall continue in full force and effect indefinitely, (ii) the representations and warranties of the Sellers contained in Sections 5.3, 5.4,
5.24 and 5.33 shall continue in full force and effect for three (3) years, (iii) the representations and warranties of the Sellers contained in Section 5.20 shall continue in full force and effect for a period of five years after the Clos-ing Date, (iv) the representations and warranties of the Sellers contained in Section 5.8 shall continue in full force and effect for six months after any applicable statute of limitations (taking into account any waiver or tolling thereof) with respect to Claims which may arise thereunder or relate thereto shall have run (the representations and warranties referred to in clauses (i), (iii) and (iv) are referred to collectively as the "Basket Exclusions" and the representations and warranties referred to in clause
(ii) (other than the representations and warranties referred to in Section 5.24) are referred to collectively as the "Partial Basket Exclusions"), and (v) any covenants or agreements contained herein or made pursuant hereto by the Sellers shall survive until fully discharged. To the extent any survival period specified herein exceeds an applicable statute of limitation, the provisions of this Section 11.1 shall constitute a waiver by the Sellers of such statute of limitation.

               11.2 Survival of Representations and War-ranties of Mistic After Closing. The Sellers have the right to rely fully upon the representations, warranties, covenants and agreements of Mistic contained in this Agree-ment or in any Document delivered pursuant to this Agree-ment. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder and shall continue in full force and effect for a period of two years after the Closing Date; provided, however, that (i) the representations and warranties of Mistic contained in Sections 6.1 and 6.2 shall continue in full force and effect indefinitely, and (ii) any covenants or agreements contained herein or made pursuant hereto by Mistic shall survive until fully discharged. To the extent any survival period specified herein exceeds an applicable statute of limitation, the provisions of this Section 11.2 shall constitute a waiver by Mistic of such statute of limitation.

          12.  General Indemnification.

               12.1 Obligation of the Sellers to Indemnify. Subject to the limitations contained in Article 11, the Sellers jointly and severally agree to indemnify, defend and hold harmless Mistic and the Buyer (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all losses, liabilities, damages, fines, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, including, without limitation, reasonable attorneys' fees and disbursements incurred by the Indemnitee (as defined in Section 12.3.1) in any action or proceeding between the Indemnitee and the Indemnifying Party (as defined in Section 12.3.1) or between the Indemnitee and any third party or otherwise) ("Losses") based upon, arising out of or otherwise in respect of
(a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement or in any Documents delivered pursuant to this Agreement and (b) the Excluded Liabilities. Any indemnification payments made pursuant to this Section 12.1 shall be deemed an adjustment to the Purchase Price and the Adjusted Purchase Price, thereby reducing such Purchase Price and Adjusted Purchase Price by the amount of such indemnification payments. The Buyer acknowledges that it will not be entitled to indemnification for liabilities based upon, arising out of or otherwise in respect of any breach of the representation of the Sellers contained in
Section 5.9 that none of the Sellers is in violation of franchise relationship, registration and disclosure, and business opportunity laws and special industry statutes, to the extent that the Buyer is assuming such liabilities pursuant to Section 2.1(e).

               12.2  Obligation of the Buyer to Indemnify.
Subject to the limitations contained in Article 11, Mistic and the Buyer agree to indemnify, defend and hold harmless the Sellers (and the Companies' respective directors, officers, employees, Affiliates, successors and assigns) from and against all Losses based upon, arising out of or otherwise in respect of (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Mistic and the Buyer contained in this Agreement or in any Documents delivered pursuant to this Agreement, (b) the Assumed Liabilities and (c) any liability relating to the Business or the Acquired Assets that is incurred or accrues after the Closing Date, other than as a result of
(i) actions taken by the Sellers or their Affiliates after the Closing Date and (ii) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement or in any Documents delivered pursuant to this Agreement.

               12.3  Notice and Opportunity to Defend.

                    12.3.1  Notice of Asserted Liability.
Promptly after receipt by any party hereto (the "Indem-nitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give written notice thereof (the "Claims Notice") to any other party or parties obligated to provide indemnification pursuant to Section 12.1 or 12.2 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                    12.3.2  Opportunity to Defend.  Subject
to the limitations set forth in this Section 12.3, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compro-mise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indem-nitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreason-ably withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indem-nitee shall make available to the Indemnifying Party any books, records or other Documents within its control that are necessary or appropriate for such defense.

                    12.3.3  Disputes with Customers, Distri-
butors, Co-packers, Sales Agents or Suppliers.  Anything in
Section 12.3.2 to the contrary notwithstanding, in the case of any Asserted Liability by any customers, distributors, co-packers, sales agents or suppliers of any of the Com-panies with respect to the Business in connection with which Mistic or the Buyer may make a claim against the Sellers for indemnification pursuant to Section 12.1, Mistic or the Buyer shall give a Claims Notice with respect thereto but, unless Mistic or the Buyer and the Indemnifying Party other-wise agree, Mistic or the Buyer shall have the exclusive right at its option to defend, at its own expense, any such matter, subject to the duty of Mistic and the Buyer to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such matter shall be compromised or settled by the Buyer without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall have the right to recommend in good faith to the Buyer proposals to compromise or settle claims brought by a customer, distributor, co-packer, sales agent or supplier, and Mistic and the Buyer agree to present such proposed compromises or settlements to such customer, distributor, co-packer, sales agent or supplier. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any Governmental Body, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

               12.4  Limitations on Indemnification.  The
indemnification provided for in Sections 12.1(a) and 12.2(a) shall be subject to the following limitations:

                    (a)  The Sellers shall not be obligated
to pay any amounts for indemnification under Section 12.1(a) for Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any represen-tation or warranty contained in Article 5 (other than as provided in clauses (b), (c), (d) and (e) of this
Section 12.4) until the aggregate amounts for indemnification of such Losses plus any Losses under the Basket Exclusions, the Partial Basket Exclusions,
Section 5.24 plus amounts, if any, applied pursuant to
Section 12.4(b)(ii) equal $750,000 (the "Basket Amount"), whereupon the Sellers shall be obligated to pay all such amounts for indemnification in excess of the Basket Amount and any such indemnification payment with respect thereto shall be limited to $15,000,000 (the "Cap").

                    (b)  The Sellers shall not be obligated
to pay any amounts for indemnification under Section 12.1(a) for Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty contained in Sections 5.14, 5.15 and 5.19 until the aggregate amounts for indemnification of such Losses equal $200,000, whereupon the Sellers shall apply all such amounts for indemnification (excluding the first $200,000) against the Basket Amount set forth in
Section 12.4(a). Any such indemnification payment with respect thereto shall be limited to the Cap set forth in
Section 12.4(a).

                    (c)  The Sellers shall not be obligated
to pay any amounts for indemnification under Section 12.1(a) for Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any represen-tation or warranty contained in Section 5.24 until the amount for indemnification for any Loss individually equals $50,000 or the amounts for indemnification for all such Losses in the aggregate equals $250,000, whereupon the Sellers shall be obligated to pay all such amounts in excess of the $50,000 and $250,000. Any such indemnification payment with respect thereto shall be limited to the Intermediate Cap set forth in Section 12.4(d).

                    (d)  The Sellers shall not be obligated
to pay any amounts for indemnification under Section 12.1(a) for Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any of the Partial Basket Exclusions until the aggregate amounts for indemnification of such Losses equal $200,000 (the "Partial Basket Exclusion Amount"), whereupon the Sellers shall be obligated to pay all such amounts for indemnification in excess of the Partial Basket Exclusion Amount and any such indemnification payment with respect thereto shall be limited to $40,000,000 ("Intermediate Cap").

                    (e)  The Buyer shall be entitled to
receive the full amount for indemnification under Section
12.1(a) for Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any of the Basket Exclusions; provided, however, in no event shall the Sellers have any liability for indemnification under this Agreement in an aggregate amount in excess of the Adjusted
Purchase Price.

                    (f)  The Sellers shall be entitled to
received the full amount for indemnification under Sec-tion 12.2(a) for Losses based upon, arising of or otherwise in respect of any inaccuracy in or breach of any represen-tation or warranty contained in Article 6; provided, however, in no event shall Mistic or the Buyer have any liability for indemnification under this Agreement in an aggregate amount in excess of the Adjusted Purchase Price.

               12.5 Set-off Rights. The Sellers agree that the Buyer shall have the right, but not the obligation, to set-off against its payment obligations for the Non-Compete Payments, payments under the Consulting Agreement and the Product and Royalty Agreement (the "Royalty Payments"), payments under the Note (the "Note Payments") and any of its payment obligations after the Closing in connection with the adjustment to the Purchase Price pursuant to Section 3.2 (together with the Non-Compete Payments, the Royalty Payments and the Note Payments, the "Set-off Payments")
(i) the full amount of any Losses required to be paid by the Sellers pursuant to Section 12.1 if such Losses are not otherwise paid within 30 days after the Buyer has requested payment and (ii) any of the Sellers' payment obligations after the Closing in connection with the adjustment to the Purchase Price pursuant to Section 3.2; provided, however, that the Buyer shall be obligated to set-off, prior to seeking any payment directly from the Sellers, against the Set-Off Payments, any and all claims the Buyer may have against the Sellers relating to the Arkansas Litigation Costs, other than the Buyer Arkansas Payment. If the Buyer elects to exercise its set-off rights hereunder, it will give to the Sellers written notice of such election which includes the amount to be set-off, and upon giving of such notice the amount of obligations for the Non-Compete Payments, the Royalty Payments and the Note Payments shall automatically be reduced by the amount set forth in such notice. In the event there is a final determination by a court of competent jurisdiction that the Buyer was not entitled to indemnification under this Article 12 with respect to the set-off amount, the Buyer shall promptly thereafter repay to the Sellers all such amounts which are so determined to have been incorrectly set-off plus interest at a rate of 9% per annum. For purposes of this
Section 12.5, a determination shall be final if any and all appeals therefrom shall have been resolved or if 30 days shall have passed from the rendering of such determination (or of any determination on appeal therefrom) and no party shall have commenced any such appeal therefrom.

          13.  [Intentionally Omitted.]

          14.  Miscellaneous.

               14.1  Certain Definitions.    (a)  As used in
this Agreement, the following terms have the following meanings:

                    (i)  "Actual Knowledge" with respect to
the Sellers, means the knowledge of Umbach and any of the other officers, directors or shareholders of the Companies, after consultation with the Key Employees, but without any other independent investigation; and "Actually Known" has a correlative meaning.

                   (ii)  "Affiliate" means, with respect to
any Person, any other Person controlling, controlled by or under common control with, such Person or the parents, spouse, siblings, siblings of spouse, children, or beneficiaries of, such Person.

                  (iii)  "Business Combination" means any
merger, consolidation or combination to which any of the Sellers is a party, any sale, dividend, split, recapitalization or other disposition of capital stock or other equity interest of any of the Companies or any sale, dividend or other disposition of all or substantially all of the assets and properties of any of the Companies or any significant financing or refinancing by any of the Com-panies.

                   (iv)  "Documents" means all documents,
Contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, sched-ules (including Schedules to this Agreement), exhibits
(including Exhibits to this Agreement) and any other papers whatsoever.

                    (v)  "Employee Plan" means any employ-
ment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or con-tract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (includ-ing any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, sup-plemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensa-tion, pension, health, medical or life insurance or other benefits), including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA that (1) is entered into, maintained, administered or contributed to, as the case may be, by any of the Sellers or their respective Affiliates and (2) covers any current or former employee of the Business.

                   (vi)  "Environmental Laws" means all
federal, state, local and foreign laws, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or health and safety.

                  (vii)  "ERISA" means the Employee
Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

                 (viii)  "ERISA Affiliate" with respect to
any entity, means any other entity which, together with such entity, would be treated as a single employer under
Section 414 of the Code.

                   (ix)  "FDA" means the U.S. Food & Drug
Administration.

                    (x)  "Knowledge" with respect to the
Sellers, means the knowledge of Umbach and any of the other officers, directors or shareholders of the Companies, after reasonable investigation; and "Knows" has a correlative meaning.

                   (xi)  "Lien" means any lien, pledge,
mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation what-soever.

                  (xii)  "Multiemployer Plan" means each
Employee Plan that is a multiemployer plan, as defined in
Section 3(37) of ERISA.

                 (xiii)  "Person" means any individual,
corporation, partnership, firm, joint venture, association, joint-stock companies, trust, unincorporated organization,
Governmental Body or other entity.

                  (xiv)  "Taxes" mean all federal, state,
county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, with-holding, employment, unemployment compensation, payroll related and property taxes, import duties and other govern-mental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

                   (xv)  "Transaction Sales Taxes" means any
transfer, sales or use Taxes payable in connection with the sale and purchase of the Acquired Assets and/or the consummation of the Contemplated Transactions.

                  (xvi)  "USDA" means the U.S. Department of
Agriculture.

                 (xvii)  "Wine Division Net Equity" means
(A) the sum of cash, accounts receivable, inventory and fixed assets less (B) the sum of accounts payable and accrued liabilities, in each case of the Companies relating to the Companies' alcoholic beverage business as of the July 31, 1995, as reflected on the Wine Division Balance
Sheet.

                (xviii)  "Wine Division Net Profit or Net
Loss" means the net profit or net loss of the Companies relating to the Companies' alcoholic beverage business for the period from June 1, 1995 through July 31, 1995, as reflected on the Wine Division Income Statement.

                    (b)  The following capitalized terms are
defined in the following Sections of this Agreement:
Term                                         Section

Acquired Assets                                 1.1
Actual Knowledge                            14.1(a)
Adjusted Purchase Price                         3.1
Adjustment Statement                         3.2(a)
Affiliate                                   14.1(a)
Affiliate Liabilities                        2.2(b)
Agent                                       14.2(b)
Arkansas Litigation                          2.1(c)
Arkansas Litigation Cost                     2.1(c)
Arkansas Litigation Letter of Credit            7.9
Asserted Liability                           12.3.1
Assumed Liabilities                             2.1
Audited Financials                              5.6
Balance Sheet                                   5.6
Balance Sheet Date                              5.6
Bank                                         2.1(b)
Bank Debt                                    2.1(b)
Basket Amount                               12.4(a)
Basket Exclusions                              11.1
Best Flavors                               Preamble
Broker                                          7.5
Business                                   Preamble
Business Combination                        14.1(a)
Buyer                                      Preamble
Buyer Arkansas Payment                       2.1(c)
Buyer Sales Tax Audit Payment                2.1(d)
Buyer Transaction Sales Tax Payment          2.1(d)
Cap                                         12.4(a)
Claims                                         5.11
Claims Notice                                12.3.1
Closing                                         1.1
Closing Date                                    1.1
Companies                                  Preamble
Condition of the Business                       5.4
Consulting Agreement                            8.6
Confidential Information                     10.1.2
Contemplated Transactions                       1.1
Contracts                                      5.10
Credit Agreement                             2.1(b)
D&T                                             7.2
Documents                                   14.1(a)
Employee Plan                               14.1(a)
ERISA                                       14.1(a)
ERISA Affiliate                             14.1(a)
Excess Amount                                3.2(a)
Excluded Assets                                 1.2
Excluded Liabilities                            2.2
Environmental Laws                          14.1(a)
FDA                                         14.1(a)
Final Date                                  13.1(i)
GAAP                                            5.6
GT                                              5.6
Governmental Body                            5.9(a)
Greenwald Debt                                  7.6
HSR Act                                        5.31
Indemnifying Party                           12.3.1
Indemnitee                                   12.3.1
Intellectual Property                        1.1(i)
Interim Balance Sheet                           5.6
Interim Financials                              5.6
Intermediate Cap                            12.4(d)
JVWNY                                      Preamble
Key Employees                                7.7(a)
Knowledge                                   14.1(a)
Laws                                         5.9(a)
Leases                                      5.13(a)
Liabilities                                    5.20
Lien                                        14.1(a)
Losses                                         12.1
Mistic                                     Preamble
Multiemployer Plan                          14.1(a)
Nature's Own                               Preamble
Necessary Consents                              8.2
Non-Compete Payments                           10.6
Note                                            3.3
Note Payments                                  12.5
Nubian                                       1.1(b)
Orders                                       5.9(a)
Partial Basket Exclusion Amount             12.4(d)
Partial Basket Exclusions                      11.1
Permits                                      5.9(b)
Person                                      14.1(a)
Product and Royalty Agreement                   8.7
Product Compliance                           5.9(c)
Products                                     5.9(c)
Proposed Contracts                          5.12(a)
Purchase Price                                  3.1
Representatives                                 7.2
Required Consents                              5.10
Restricted Period                            10.1.1
Restrictive Covenants                          10.2
Royalty Payments                               12.5
S&D                                          1.1(b)
Sellers                                    Preamble
Set-off Payments                               12.5
Special Information                          10.1.2
State Food Authorities                          5.9
Stub Tax Period                             7.11(b)
Tangible Property                            1.1(d)
Taxes                                       14.1(a)
Transaction Sales Taxes                     14.1(a)
Transferred Employees                        7.7(a)
Umbach                                     Preamble
USDA                                        14.1(a)
WARN                                         7.7(c)
Wine Division Balance Sheet                  3.2(a)
Wine Division Income Statement               3.2(a)
Wine Division Net Equity                    14.1(a)
Wine Division Net Profit or Net Loss        14.1(a)

               14.2  Consent to Jurisdiction; Service of
Process.

                    (a)  Any legal action, suit or
proceeding arising out of or relating to this Agreement or the Contemplated Transactions may be instituted in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceed-ing, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or pro-ceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, the Consulting Agreement, the Product and Royalty Agreement or the subject matter hereof may not be enforced in or by such court on jurisdictional grounds.

                    (b)  Each Seller hereby appoints John P.
Napoli (the "Agent"), at the Agent's offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, or his office at such other address in New York, New York, as he hereafter furnishes to the other parties, as such party's authorized agent to accept and acknowledge on such party's behalf service of any and all process that may be served in any such action, suit or proceeding. Any and all service of process in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on the Agent with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. The service of process shall be deemed complete when mailed by registered or certified mail or by any other means of mail that requires a signed receipt, or if given by personal service when the party or the Agent is personally served. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

               14.3  Notices.  Any notice or other communi-
cation required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, regis-tered or overnight express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or if telegraphed, telexed or sent by facsimile transmission on the date the receipt of the transmission is confirmed or, if mailed by overnight mail, the business day after the date of deposit with a reputable overnight courier service, or if mailed by non-overnight certified or registered mail, five days after the date of deposit in the United States mails, as follows:

               (i)  if to Mistic or the Buyer to:

                    Mistic Brands, Inc.
                    2525 Palmer Avenue
                    New Rochelle, New York  10801

                    Attention:  Ernest J. Cavallo
                    Facsimile:  (914) 637-0020

                    with a copy to:

                    Triarc Companies, Inc.
                    900 Third Avenue
                    New York, NY  10022

                    Attention:  Executive Vice
                                President and
                                General Counsel
                    Facsimile:  (212) 230-3216

                    and to:

                    Paul, Weiss, Rifkind, Wharton &
                      Garrison
                    1285 Avenue of the Americas
                    New York, New York  10019-6064
                    Attention:  Neale M. Albert, Esq.
                    Facsimile:  (212) 757-3990

           (ii)     if to the Sellers to:

                    102 Overlook Drive
                    Greenwich, CT  06830

                    Attention:  Joseph Umbach
                    Facsimile:  (203) 869-2797

                    with a copy to:

                    Pryor, Cashman, Sherman & Flynn
                    410 Park Avenue
                    New York, New York  10022

                    Attention:  John P. Napoli, Esq.
                    Facsimile:  (212) 326-0806

Any party may by notice given in accordance with this Sec-tion to the other parties designate another address or Person for receipt of notices hereunder.

               14.4  Entire Agreement.  This Agreement
(including the Exhibits and Schedules) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the purchase of the Acquired Assets and supersede all prior agreements, written or oral, with respect thereto.

               14.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Mistic or the Buyer and the Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any Documents delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any Documents delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

               14.6  Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

               14.7  Binding Effect; Assignment.  This
Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal repre-sentatives. This Agreement may not be assigned by the Sellers. This Agreement may be assigned by Mistic in whole or in part to one or more of its Affiliates or designees and to any sources providing Mistic and/or the Buyer with the financing to consummate the Contemplated Transactions.

               14.8  Variations in Pronouns.  All pronouns
and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

               14.9  Counterparts.  This Agreement may be
executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together consti-tute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

               14.10  Exhibits and Schedules.  The Exhibits
and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

               14.11  Headings.  The headings in this Agree-
ment are for reference only, and shall not affect the inter-pretation of this Agreement.

               14.12  Severability of Provisions.  If any
provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

               14.13  Cooperation.  The Buyer and the
Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement including but not limited to the obtaining of all Necessary Consents. Each of the Sellers and the Buyer shall take such actions, and shall execute and deliver to the other party such further documents as such party shall reasonably request to ensure, complete and evidence the full and effective transfer of the Acquired Assets to the Buyer or to otherwise consummate the Contemplated Transactions, including all documents necessary or desirable to record the transfer of the Intellectual Property. In addition, the Buyer shall afford the Sellers or their representatives, upon prior written notice, at reasonable times, full access to all the books and records of the Business relating to all periods prior to the Closing Date in the possession of the Buyer that are necessary in order to enable the Sellers to prepare their tax returns for periods ending prior to the Closing Date or to respond to a tax audit relating to a period ending on or prior to the Closing Date or for any other legitimate business purpose relating to such period. The Buyer shall cause their employees to cooperate and assist the Sellers or their representatives in locating information and responding to any information requests issued by any Governmental Body. The Buyer shall permit the Sellers or their representatives to copy the records set forth on Schedule 14.13 relating to periods ending on or prior to the Closing Date, at the Sellers' expense and shall cause their employees to cooperate and assist Sellers or their representatives in locating information for copying. The Buyer agrees to retain such records consistent with the past practice of the Business for a five (5) year period after the Closing Date.

               14.14  No Third Party Beneficiaries.  This
Agreement shall not, and shall not be deemed to, confer any rights or remedies upon any Person other than the Sellers, Mistic and the Buyer and their respective successors and permitted assigns.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              MISTIC BRANDS, INC.



                              By:ERNEST J. CAVALLO
                                 ----------------------------
                                 Name:  Ernest J. Cavallo
                                 Title: President and CFO



                              JOSEPH UMBACH
                              -------------------------------
                              JOSEPH UMBACH



                              JOSEPH VICTORI WINES, INC.


                              By:JOSEPH UMBACH
                                 ----------------------------
                                 Name:  Joseph Umbach
                                 Title: President and CFO



                              BEST FLAVORS, INC.



                              By:JOSEPH UMBACH
                                 ----------------------------
                                 Name:  Joseph Umbach
                                 Title: President and CFO


                              NATURE'S OWN BEVERAGE COMPANY



                              By:JOSEPH UMBACH
                                 ----------------------------
                                 Name:  Joseph Umbach
                                 Title: President and CFO

                                                                  Exhibit A

                       PROMISSORY NOTE


$1,000,000.00                                 August 9, 1995

          FOR VALUE RECEIVED, the undersigned, MISTIC
BRANDS, INC., a Delaware corporation ("Mistic"), hereby promises to pay to the order of JOSEPH UMBACH, an individual ("Umbach"), the sum of One Million Dollars ($1,000,000.00) payable in eight quarterly installments of $125,000.00 each, beginning three months after the date hereof and continuing every three months thereafter until the eight installments have been paid. No interest shall accrue under this Note. All amounts payable hereunder shall be payable in lawful money of the United States of America by delivery of a check to Umbach at 102 Overlook Drive, Greenwich, CT 06830 or at such other place as Umbach shall designate in writing.

          Any payments due to Umbach hereunder shall be subject to a right (but not an obligation) of set-off by Mistic pursuant to Section 12.5 of the Asset Purchase Agreement ("Asset Purchase Agreement") made as of August 9, 1995, by and among Mistic, on the one hand, and Umbach, Joseph Victori Wines, Inc., a New York corporation, Best Flavors, Inc., a Nevada corporation, and Nature's Own Beverage Company, a Delaware corporation, on the other hand.

          If Mistic fails to pay any installment under this Note when due and payable, such unpaid sum shall thereafter bear interest at a rate equal to 9% per annum until such amount has been paid in full.

          If Mistic fails to pay any installment within thirty days after it is due, Umbach may declare all unpaid installments due and payable, except that Umbach shall not be entitled to declare such installments due and payable if Mistic has elected to pursue its right of set-off pursuant to Section 12.5 of the Asset Purchase Agreement. In the event of a final determination by a court of competent jurisdiction that Mistic was not entitled to set-off such amounts, Mistic shall have thirty days to repay the Sellers all unpaid installments which are so determined to have been incorrectly set-off plus the 9% interest referred to above. If Mistic fails to pay such amounts within such thirty days, Umbach shall be entitled to declare all unpaid installments due and payable.

          If Mistic voluntarily files for bankruptcy or is involuntarily placed into bankruptcy by a creditor of Mistic, all unpaid installments shall be immediately due and payable.

          This Note may only be amended or supplemented at any time by the mutual written consent of Mistic and Umbach. This Note shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.


          IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

                              MISTIC BRANDS, INC.



                              By:  _________________________
                                   Name:
                                   Title:

                                                   Exhibit B



               SEVERANCE PAYMENT SCHEDULE FOR
        EMPLOYEES TERMINATED BY BUYER WITHOUT CAUSE
                WITHIN 12 MONTHS FROM CLOSING


Group I

Vice Presidents, Directors and Sales and Brand Managers reporting directly to the President (10 people) :

     Less than one (1) year of service (2 people):

               -    four (4) weeks severance pay

     Over one (1) year of service (8 people):

               -    eight (8) weeks severance pay plus

               -    two (2) weeks severance pay for each
                    year of service* and,

               - if after twelve (12) weeks employee does not have employment, severance pay will continue until employment is found up to a maximum of an additional twelve (12) weeks provided employee has displayed a good faith effort to seek employment.

Group II

All other employees (138 people):

     Less than one (1) year of service:

               -    two (2) weeks severance pay

     Over one (1) year of service:

               -    two (2) weeks severance pay plus

               -    two (2) weeks severance pay for each
                    year of service*.



_____
*1 week for each completed 6 months of service.

                                                                  Exhibit C

       [LETTERHEAD OF PRYOR, CASHMAN, SHERMAN & FLYNN]



                                   August 9, 1995


Mistic Brands, Inc.
2525 Palmer Avenue
New Rochelle, NY 10801

          Re:  Joseph Victori Wines, Inc., Best Flavors, Inc.,
               Natures's Own Beverage Company and Joseph Umbach

Ladies and Gentlemen:

          We have acted as counsel to Joseph Victori Wines, Inc., a New York corporation ("JVWNY"), Bet Flavors, Inc., a Nevada corporation ("Best Flavors"), Nature's Own Beverage Company, a Delaware corporation ("Nature's Own") (JVWNY, Best Flavors and Nature's Own are collectively referred to as the "Companies") and Joseph Umbach ("Umbach" and collectively with the Companies, the "Sellers"), in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between the Sellers and Mistic Brands, Inc., a Delaware corporation ("Mistic"). This opinion is being delivered to you pursuant to Section 8.3 of the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Purchase Agreement.

          In connection with this opinion, we have examined originals or copies certified or otherwise reproduced to our satisfaction, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions hereinafter expressed, including, without limitation, the following, each of which are dated as of the date hereof (collectively, the "Documents");

          (i)  The Purchase Agreement;

          (ii)  The Consulting Agreement;

          (iii) The Product and Royalty Agreement;

          (iv) The Bill of Sale, Assignment and Transfer from the Sellers to Mistic;

          (v)  The Assignment of Contracts between Mistic and the
Sellers;

          (vi)  The Assignments of Intellectual Property from the
Sellers to Mistic;

          (vii)  The Assignment of Leases from the Sellers to
Mistic; and

          (viii) The Assumption Agreement between the Sellers and
Mistic.

          In addition, we have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, the certificate of incorporation and the by-laws of each of the Companies. In such examination, we have assumed the genuineness of all signatures, the legal competence of the signers, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us a certified, photostatic, reproduced or conformed copies. As to any facts material to this opinion, we have, to the extent that such facts were not independently established, relied upon certificates of public officials and statements and certificates of officers of the Companies and Umbach and upon the factual matters contained in the representations and warranties of the Sellers made in or pursuant to the Documents.

          Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

          1. Each of the Companies (i) is a corporation validly organized and existing in good standing under the laws of the state of its incorporation and (ii) has the requisite corporate power and authority to carry on the Business as it is now being conducted and to own the properties used in the conduct of the Business.

          2. Each of the Companies is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction set forth on Exhibit A.

          3. Each of the Companies has the requisite corporate power and authority to execute and deliver each of the Documents to which it is a party and perform fully its obligations under such Documents; Umbach has the requisite power and authority to execute and deliver each of the Documents to which he is a party and to perform fully his obligations under such Documents.

          4. The execution, delivery and performance by each of the Companies of each of the documents to which each Company is a party have been duly authorized by all necessary corporate action.

          5. Each of the Documents to which each of the Sellers is a party (assuming the valid authorization, execution and delivery of each of the Documents by Mistic) is the valid and binding obligation of each of the Sellers, enforceable against them in accordance with the terms of the Documents.

          6. the execution and delivery by each of the sellers of the Purchase Agreement, the consummation of the Contemplated Transactions and the performance by each of the Sellers of the Purchase Agreement will not conflict with or result in any breach or violation of any of the terms and conditions of, or default under, the Articles of Incorporation or By-laws of any of the Companies.

          7. The execution, delivery and performance of the Documents, and the consummation of the Contemplated Transactions will not (i) require the Sellers to obtain any consent, approval or action of, or make any filing with, or give any notice to, any person, except the Required Consents set forth on Schedule 5.10;
(ii) if the Required consents are obtained, violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate or any other right, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under any of the Contracts listed on Schedules
5.12 or 5.13 of the Purchase Agreement, which violation, conflict, breach, modification, termination, termination right or other right, or default could have a material adverse effect on the Condition of the Business, or result in the creation of any Lien upon the properties of the Companies pursuant to the terms of any such Contract; (iii) if the Required consents are obtained, to our knowledge, violate any Order of any Governmental Body against, or binding upon, the Companies or upon their respective securities, properties or business; (iv) if the Required Consents are obtained, violate any laws of the States of New York, Delaware and Nevada or of the federal laws of the Untied States or any Governmental Body, which violation could have a material adverse effect on the Condition of the Business; or (v) if the Required Consents are obtained, violate or result in the revocation or suspension of any Permit, which violation, revocation or suspension could have a material adverse effect on the Condition of the Business.

          8. The instruments of conveyance and transfer of the Acquired Assets delivered to Mistic at the Closing are in proper form under New York, Nevada and Delaware law to fully convey the interests purported to be conveyed thereunder.

          9.   To our knowledge, except as set forth on Schedules
5.11 and 5.17 of the Purchase Agreement, there are no Claims pending or threatened by or against the Sellers that would materially and adversely affect the consummation of the Contemplated Transactions.

          The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

          (a) The enforceability of the documents may be: (i) subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally; and (ii) subject to general principles of equity, including without limitation, the availability of specific performance, regardless of whether considered in a proceeding in equity or at law;

          (b) We express no opinion with respect to: (i) the enforceability of forum selection clauses in the federal courts and (ii) the enforceability of clauses selecting forums outside of the State of New York; (iii) the discretion of the court before which any proceeding may be brought; (iv) the enforceability of any choice of law provision and (v) rights to indemnification and contribution which may be limited by applicable law or equitable principles.

          (c) We express no opinion with respect to the ownership of the Trademarks and conveyance of good title to the Trademarks or as to any pending or threatened Claims against that Sellers which have or would have a material adverse effect on the conveyance of the Trademarks.

          We advise you that we are members only of the Bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware with respect to which laws we are generally familiar, and the federal laws of the United States. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect. As members of the Bar of the State of New York, we do not purport to be experts on the laws of any other state. We have relied exclusively upon the legal opinion of Lionel, Sawyer & Collins attached hereto as Exhibit B, with respect to all opinions expressed herein with respect to the laws of the State of Nevada. The opinion of Lionel, Sawyer & Collins is in form and substance satisfactory to us and, in our opinion, you are, and we are, justified in relying thereon.

          This letter speaks only as of its date and applies only to the matters specifically covered by this letter. We expressly disclaim any obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

          This opinion letter is solely for your benefit in connection with the consummation of the Contemplated Transactions and may not be relied upon, quoted, used, circulated or referred to, nor copies hereof delivered to, any other person, except for any financial institutions which is providing financing to Mistic or its Affiliates in connection with the consummation of the Contemplated Transactions.

                         Very truly yours,

                          Exhibit A

                   Foreign Qualifications

Joseph Victori Wines, Inc. (a New York corporation):

Alabama
California
Connecticut
Florida
New Jersey
Pennsylvania



Nature's Own Beverage Company (a Delaware corporation):

New York



Best Flavors, Inc. (a Nevada corporation):

None

                          Exhibit B

           [LETTERHEAD OF LIONEL SAWYER & COLLINS]







                              August 9, 1995






Mistic Brands, Inc.
2525 Palmer Avenue
New Rochelle, New York 10801

Pryor, Cashman, Sherman & Flynn
410 Park Avenue
New York, New York 10022-4441

Ladies and Gentlemen:

          We have acted as special counsel in the State of Nevada to Best Flavors, Inc., a Nevada corporation ("Best Flavors") in connection with that Asset Purchase Agreement (the "Purchase Agreement"), dated as of august 9, 1995, among Mistic Beverage, Inc., a Delaware corporation ("Mistic"), and Joseph Victori Wines, Inc., a New York corporation, Best Flavors, Nature's Own Beverage Company, a Delaware corporation, and Joseph Umbach (collectively, the "Sellers"). This opinion is being furnished to you at the request of Best Flavors in connection with Section
8.3 of the Purchase Agreement. Capitalized terms used herein and not defined shall have the meanings given them in the Purchase Agreement.

          In rendering this opinion, we have reviewed copies of the following documents (collectively, the "Documents"):

          10.  the Purchase Agreement;

          11. the Bill of Sale, dated as of August 9, 1995, by the Sellers in favor of Mistic;

          12.  that Assumption Agreement, dated as of August 9,
1995, among the Sellers and Mistic;

          13. that Assignment and Assumption of Contracts, dated as of August 9, 1995, among the Sellers and Mistic;

          14.  that U.S. Trademark Assignment, dated August 9,
1995, by Best Flavors in favor or Mistic; and

          15.  that Worldwide Trademark Assignment, dated August
9, 1995, by Best Flavors in favor of Mistic.

          We have also examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Documents.

          We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

          Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

          1. Best Flavors is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to execute and deliver the Documents and to perform fully its obligations under the Documents.

          2.   The execution, delivery and performance by Best
Flavors of the Documents have been duly authorized by al necessary corporate action.

          3. A court of the State of Nevada will give effect to the provisions of the Purchase Agreement and the Bill of Sale providing that such documents will be governed by the laws of the State of New York. The opinion expressed in this paragraph is based on information you have supplied as to certain contacts between the Sate of New York and the Contemplated Transactions, including the following: (a) substantial negotiations relating to such transactions have taken place in the State of New York, (b) Best Flavors is executing and delivering the Purchase Agreement and the Bill of Sale in the State of New York as part of the Closing, (c) outside counsel representing many of the parties to the Purchase Agreement and the Bill of Sale in connection with the Contemplated Transactions have their offices in the State of New York and negotiations in connection with such transactions have taken place in certain of their offices, and (d) many of the parties to the Purchase Agreement and the and the Bill of Sale are located in the State of New York.

          4. The execution, delivery and performance of the Documents, and the consummation of the Contemplated Transactions, will not (i) require Best Flavors to obtain any consent, approval or action of, or make any filing with or give any notice to, any Nevada Governmental Body, (ii) violate any law of the State of Nevada, or (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute a default under, the Articles of Incorporation or By-Laws of Best flavors.

          Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

          We express no opinion as to whether or not Best flavors has all necessary permits and approvals to conduct its business.

          This opinion is intended solely for the use of the persons to whom they are addressed in connection with the Contemplated Transactions and, any financial institution which is providing financing to Mistic or its Affiliates in connection with the consummation of the Contemplated Transactions and, any financial institution which is providing financing to Mistic or its Affiliates in connection with the consummation of the Contemplated Transactions in connection with the provision of such financing. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm.

                              Sincerely,


                              LIONEL SAWYER & COLLINS

                                                                  Exhibit D



                    CONSULTING AGREEMENT


          CONSULTING AGREEMENT made as of August __, 1995, by and between MISTIC BRANDS, INC., a Delaware corporation ("Mistic"), and JOSEPH UMBACH, an individual residing at 102 Overlook Drive, Greenwich, CT 06830 (the "Consultant").
          Mistic is engaged in the research, development, formulation, production, marketing and sale of a wide variety of non-alcoholic beverages (the "Business"). Mistic desires to engage the Consultant to provide, and the Consultant desires to provide, the consulting services described herein (the "Consulting Services") with respect to the Business.
          In consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. Engagement of the Consultant. Mistic hereby engages the Consultant to provide the Consulting Services provided for in this Agreement during the Term (as defined in Section 2), and the Consultant hereby accepts such engagement.
          2. Term of the Consulting Services. The term (the "Term") of this Agreement shall commence on the date hereof and shall continue for a period of six months.


          3.   The Consultant's Responsibilities.
               (a) The Consultant shall provide to Mistic during the Term such Consulting Services with respect to the Business, in the greater New York metropolitan area, as is now being conducted or during the Term may be conducted, as shall be reasonably requested by Mistic, including, without limitation: (i) advice and consultation in the development of new products, product lines, product flavor extensions and product enhancements; (ii) advice as to sources of raw materials and supplies; (iii) advice with respect to trade and other advertising and marketing; (iv) advice and consultation concerning the recruitment of prospective employees and the retention of current employees; (v) advice and consultation regarding reducing operating expenses; and
(vi) advice and consultation in dealing with distributors, co-packers, customers and suppliers.
               (b)  The Consultant shall be available to
provide the Consulting Services to Mistic during normal business hours during the Term, as reasonably requested by Mistic. Mistic acknowledges that the arrangement between Mistic and the Consultant is a consulting arrangement, not an employment arrangement, and that the Consultant will not be providing the Consulting Services on a full-time basis.
               (c)  The Consultant acknowledges and agrees
that all control and authority with respect to all matters relating to the Business shall remain with Mistic and that all decisions with respect thereto shall be made by Mistic. The Consultant shall not have access to Mistic's laboratory without the prior consent of Mistic's Chief Executive Officer or President, which consent may be withheld at their sole discretion and which consent may be revoked at any time. The Consultant shall have no authority to incur any costs or expenses or to make any decisions regarding expenditures of funds on behalf of Mistic or in any way to bind Mistic to any obligation whatsoever without the prior written consent of Mistic in accordance with Section 4(b). The Consultant acknowledges and agrees that any representation by the Consultant to any party to the contrary shall be deemed to be a breach of this Agreement.
          4.   Consulting Fees and Reimbursements.
               (a) The Consultant has agreed to provide the Consulting Services provided for herein in order to induce Mistic to (i) purchase the Business pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of August __, 1995, by and among Mistic, on the one hand, and Joseph Victori Wines, Inc., a New York corporation ("JVWNY"), Best Flavors, Inc., a Nevada corporation ("Best Flavors"), Nature's Own Beverage Company, a Delaware corporation ("Nature's Own") (JVWNY, Best Flavors and Nature's Own are referred to collectively as the "Companies") and the Consultant, on the other hand, and (ii) enter in the Product and Royalty Agreement, dated the date hereof, by and between Mistic and the Consultant. The Consultant agrees that he shall not be entitled to receive any additional consulting fees or compensation for the Consulting Services.
               (b)  Mistic shall pay or reimburse the
Consultant for all out of pocket expenses reasonably incurred by the Consultant in performance of the Consulting Services; provided that the incurrence of any expense individually, or together with related expenses, that exceeds $1,000 has been consented to by Mistic in writing in advance. Such payment or reimbursement shall be made upon presentation of customary and accurate documentation of such expenses.
          5.   Restrictions on Other Employment.
               (a)  During the Term, the Consultant shall
not accept or render any full-time employment, except that that Consultant may continue his employment with the Companies.
               (b)  The Consultant acknowledges that: (i)
Mistic would not have purchased the Business pursuant to the Asset Purchase Agreement but for the agreements and covenants contained in this Agreement and in the Asset Purchase Agreement (including without limitation, the non-compete provisions contained therein); (ii) the Consultant is one of a limited number of persons who developed the Business prior to the closing contemplated by the Asset Purchase Agreement; (iii) the agreements and covenants contained in this Agreement and in the Asset Purchase Agreement (including without limitation, the non-compete provisions contained therein) are essential for an orderly transition of the Business to Mistic; (iv) the Consultant has the means and ability to support himself and his dependents during the Term without needing to accept any full time employment; and (v) the provisions of this Agreement will not impair such ability.
          6. Rights and Remedies upon Breach. If the Consultant breaches, or threatens to commit a breach of, any of the provisions of this Agreement, Mistic shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Mistic under the Asset Purchase Agreement and under law or in equity:
               (a)  Specific Performance.  The right and
remedy to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such provisions would cause irreparable injury to Mistic, and that money damages would not provide an adequate remedy to Mistic.
               (b)  Accounting.  The right and remedy to
require the Consultant to account for and pay over to Mistic all compensation, profits, moneys, accruals, increments and other benefits derived or received by the Consultant as a result of any transactions constituting a breach of this Agreement.
          7.   Nature of Relationship.  The Consultant
agrees that: (i) he is an independent contractor; (ii) he shall provide the Consulting Services in accordance with such status; and (iii) he shall not hold himself out as an employee, agent or representative of Mistic or any of its affiliates, and shall have no authority to bind Mistic in any respect.
          8.  Miscellaneous
               8.1  Consent to Jurisdiction; Service of
Process. (a) Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court on jurisdictional grounds.
          (b) Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding. The Consultant hereby appoints John P. Napoli (the "Agent"), at the Agent's offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, or his office at such other address in New York, New York, as he hereafter furnishes to the other parties, as such party's authorized agent to accept and acknowledge on such party's behalf service of any and all process that may be served in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on the Agent with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. The service of process shall be deemed complete when mailed if by registered or certified mail or by any other means of mail that requires a signed receipt, or if given by personal service when the party or the Agent is personally served. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
          8.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or overnight express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or if telegraphed, telexed or sent by facsimile transmission on the date the receipt of the transmission is confirmed or, if mailed by overnight mail, the business day after the date of deposit with a reputable overnight courier service, or if mailed by non-overnight certified or registered mail, five days after the date of deposit in the United States mails, as follows:
            (A)     if to Mistic to:

                    Mistic Brands, Inc.
                    2525 Palmer Avenue
                    New Rochelle, New York  10801

                    Attention: Ernest J. Cavallo
                    Facsimile:  (914) 637-0020


                    with a copy to:

                    Triarc Companies, Inc.
                    900 Third Avenue
                    New York, NY  10022

                    Attention:  Executive Vice
                                President and
                                General Counsel
                    Facsimile:  (212) 230-3216

            (B)     if to the Consultant to:

                    Joseph Umbach
                    102 Overlook Drive
                    Greenwich, CT  06830

                    Facsimile:  (203) 869-2797

                    with a copy to:

                    Pryor, Cashman, Sherman & Flynn
                    410 Park Avenue
                    New York, New York  10022

                    Attention:  John P. Napoli
                    Facsimile:  (212) 326-0806

Any party may by notice given in accordance with this Sec-tion to the other parties designate another address or Person for receipt of notices hereunder.
          8.3 Entire Agreement. This Agreement, the Asset Purchase Agreement and the Product and Royalty Agreement made as of the date hereof, between Mistic and the Consultant contain the entire agreement among the parties with respect to the Consulting Services to be rendered to Mistic and supersede all prior agreements, written or oral, with respect thereto.
          8.4  Waivers and Amendments; Non-Contractual
Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Mistic and the Consultant or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement as to which there is no inaccuracy or breach.
          8.5  Governing Law.  This Agreement shall be
governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.
          8.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal repre-sentatives. This Agreement may not be assigned by the Consultant. This Agreement may be assigned by Mistic in whole or in part (i) to Mistic's direct parent, (ii) to Royal Crown Company, Inc., a Delaware corporation, (iii) to any sources providing Mistic with the financing to consummate the Contemplated Transactions (as defined in the Asset Purchase Agreement) or (iv) in connection with a transfer of all or substantially all of the Business, to one or more of Mistic's affiliates or designees.
          8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
          8.8 Sections. All references herein to Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.
          8.9 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.
          8.10  Severability of Provisions.  If any
provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.
          8.11  No Third Party Beneficiaries.  This
Agreement shall not, and shall not be deemed to, confer any rights or remedies upon any person other than Mistic and the Consultant and their respective successors and permitted assigns.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              MISTIC BRANDS, INC.



                              By:___________________________
                                 Name:
                                 Title:



                                   ___________________________
                                       Joseph Umbach

                                                                  Exhibit E



                PRODUCT AND ROYALTY AGREEMENT


          PRODUCT AND ROYALTY AGREEMENT made as of August 9, 1995 by and between MISTIC BRANDS, INC., a Delaware corporation ("Mistic") and JOSEPH UMBACH, an individual residing at 102 Overlook Drive, Greenwich, CT 06830 ("Umbach").
          Mistic is engaged in the research, development, formulation, production, marketing and sale of a wide variety of non-alcoholic beverages (the "Business"). Mistic desires to engage Umbach to develop, and Umbach desires to accept the engagement to develop, products, product lines, product flavor extensions and product enhancements for the Business, as is now being conducted or in the future may be conducted (collectively, the "Products").
          In consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. Engagement of Umbach. Mistic hereby engages Umbach to develop Products for Mistic during the Term (as defined in Section 2) and Umbach hereby accept such engagement. Mistic acknowledges that Umbach has no obligation to develop any Products during the Term.
          2.   Term.  The term (the "Term") of this
Agreement shall commence on the date hereof and shall continue until the third anniversary of the date hereof. Each three-month and twelve-month period commencing on the date hereof during the Term shall constitute and hereafter be referred to as a "Quarter" and an "Annual Period," respectively.
          3. Qualified Products. Umbach shall be entitled to receive Royalty Payments (as defined in Section 6) in accordance with the terms of Section 6 with respect to the Products set forth on Schedule A annexed hereto (the "Schedule A Products") and any other Products (the "New Products") for which Umbach has submitted a proposal (the "Proposal") to Mistic and the Proposal has been approved by Mistic in writing, in its sole discretion. The Schedule A Products and the New Products are collectively referred to herein as the "Qualified Products." Any product flavor extensions under current Royal Mistic product lines shall not be deemed to be a Qualified Product.
          4. Proposals. Umbach may submit Proposals for New Products to Mistic in writing. Each Proposal shall set forth the specific details for the New Product, including, without limitation, the (i) formulation, (ii) packaging,
(iii) labeling, (iv) trademarks, (v) positioning of the proposed New Product and (vi) business rationale. Upon Mistic's receipt of a Proposal, Mistic may request that Umbach provide additional information concerning such Proposal. Within 30 days after Mistic has received the Proposal, or if Mistic has requested additional information, within 30 days after Mistic has been furnished with the requested information, Mistic will inform Umbach in writing whether Mistic has approved such Product for distribution, which approval may be withheld by Mistic in its sole discretion. Mistic retains the right to refuse to distribute any Products developed, discovered or conceived by Umbach during the Term.
          5. Mistic and RC Products. Umbach acknowledges and agrees that Mistic, Royal Crown Company, Inc., a Delaware corporation ("RC"), and their affiliates may now or in the future be working on ideas which are the same as or similar to a proposed New Product conceived by Umbach hereunder and that the submission by Umbach of a Proposal will not obligate Mistic to pay Royalty Payments on the proposed New Product if the idea for such proposed New Product was developed, discovered or conceived by Mistic, RC or any of their affiliates prior to Mistic's receipt of the Proposal for the proposed New Product.
          6. Royalty Payments. During the Term, Mistic shall pay to Umbach royalty payments of $.25 (the "Royalty Payments") for each case of a Qualified Product sold and shipped during the Term (less the number of such cases returned to Mistic); provided that Umbach shall not be entitled to receive any Royalty Payments with respect to any Schedule A Product for any Annual Period if the threshold (the "Threshold") for such Schedule A Product as set forth on Schedule A attached hereto has not been met for such Annual Period. In the case of any New Product, Mistic and Umbach shall negotiate in good faith promptly after such New Product has been approved by Mistic to decide the Threshold which must be sold and shipped within each Annual Period of the Term for Royalty Payments to become due on such New Product. If Mistic and Umbach cannot agree upon the Threshold for a New Product within 60 days after Mistic has approved the New Product, then the Threshold for each twelve month period thereafter shall be 250,000 cases and for any shorter period shall be 250,000 cases multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is 365.
          7. Payment of Royalty Payments. Mistic shall, within 60 days after the expiration of each Quarter (the "Applicable Quarter") during the Term, provide Umbach with a written statement (the "Statement") setting forth the number of cases of each Qualified Product sold and shipped in the Applicable Quarter (less the number of cases returned during the Applicable Quarter). Unless Umbach objects in writing to the Statement within 30 days after receipt thereof, the Statement shall be deemed final and binding upon Umbach. If Umbach objects to the Statement, Mistic and Umbach shall negotiate in good faith to resolve the dispute. In the event that they cannot resolve the dispute, the Statement shall be reviewed by Mistic's independent certified public accountants. Such accounting firm shall deliver to Mistic and Umbach a statement in writing setting forth its determination as to the number of cases of each Qualified Product sold and shipped in the Applicable Quarter (less the number of cases returned during the Applicable Quarter), which determination shall be final and binding upon Mistic and Umbach, unless objected to by Umbach within 15 days. If such determination is objected to by Umbach, then the Statement shall be reviewed by an independent certified public accountanting firm jointly selected by Mistic and Umbach. Such accounting firm shall deliver to Mistic and Umbach a statement in writing setting forth its determination as to the number of cases of each Qualified Product sold and shipped in the Applicable Quarter (less the number of cases returned during the Applicable Quarter). Such determination shall be final and binding upon Mistic and Umbach with no further right of appeal, absent demonstrable error. One half of the fees of such firm of accountants for making such determination shall be paid by each of Mistic and Umbach. Mistic shall, within 10 days after the expiration of the 30-day period or 10 days after the dispute has been resolved by the parties or by the accounting firm, pay to Umbach by check, the Royalty Payments, if any, earned during such Applicable Quarter. Royalty Payments, with respect to each Qualified Product, shall be based on the amount of cases of such Qualified Product that Mistic sold and shipped during the Applicable Quarter (less the number of cases returned during the Applicable Quarter); provided that in the first Quarter in which the Threshold has been met for such Qualified Product, Royalty Payments shall be made for all cases sold and shipped during the Applicable Quarter and all previous Quarters of that Annual Period (less the number of cases returned during such period).
          8.   Non-competition.  Umbach acknowledges that
(i) he is subject to an agreement not to compete with Mistic, an agreement not to disclose confidential information of the Business and certain other restrictive covenants set forth in Article 10 of the Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of August 9, 1995, by and among Mistic, on the one hand, and Umbach, Joseph Victori Wines, Inc., a New York corporation, Best Flavors, Inc., a Nevada corporation, and Nature's Own Beverage Company, a Delaware corporation (collectively, the Sellers), on the other hand; (ii) any refusal by Mistic to distribute any Product developed, discovered or conceived by Umbach or any failure by Mistic and Umbach to agree upon a Threshold for a New Product shall not relieve Umbach of his obligations under the provisions of Article 10 of the Asset Purchase Agreement or under the terms of this Agreement; and
(iii) subject to Section 12 below, all Products developed, discovered or conceived during the Term by Umbach shall be the property of Mistic and Umbach may not sell to any person any rights to any of the Products either during the Term or thereafter.
          9.   Umbach's Use of Mistic's Resources.
Beginning on the date hereof, Mistic shall provide Umbach with office space (the "Office Space") at its New Rochelle office. Umbach shall reimburse Mistic in advance for Mistic's actual cost for the Office Space including utilities and other miscellaneous expenses in an amount equal to $1,500 per month on the first of every month. Mistic may terminate any such rental arrangement with Umbach for the Office Space for any reason or no reason at all upon 60 days prior written notice to Umbach. Upon the prior written consent of Mistic, which Mistic may grant or deny in whole or part in its sole discretion, Umbach may use Mistic's staff, facilities and other research and development resources in connection with the development of new Products. Also, upon the prior written consent of Mistic, which Mistic may grant or deny in whole or in part in its sole discretion, Umbach may use Mistic's facilities in connection with the development of new products in connection with Umbach's alcoholic beverage business ("R&D Resources") other than Mistic's secretarial services, word processing equipment, phones, fax and other support services (the "Support Services"), subject to Mistic's control thereof and the non-interference by Umbach with the Business as conducted by Mistic. Mistic may revoke Umbach's rights to use the R&D Resources, in whole or in part, at any time and in its sole discretion. Umbach acknowledges that he shall at his sole expense pay for all Support Services and that Mistic shall not be responsible for providing Umbach with any Support Services.
          10. Transitional Accounting Services. Mistic shall provide Umbach with transitional accounting services in order to separate out the financial records of the Business from the financial records of the Sellers' alcoholic beverage business. Mistic shall provide such services until December 31, 1995, at a rate of $300 per month. Umbach acknowledges that such transitional accounting services will not require a significant amount of time of any of Mistic's employees.
          11. Reimbursement of Certain Expenses. Mistic shall reimburse Umbach's cost of raw material as well as development costs of packaging material, designs and concepts (bottles, labels, caps, etc.) in connection with Umbach's development of New Products; provided that Mistic shall have approved all such costs in advance. Mistic acknowledges that Umbach shall have no obligation to incur any such expenses.
          12.  Ownership of Products.  All Products
developed, discovered or conceived during the Term by Umbach, whether or not (i) the Products are or become Qualified Products, (ii) Umbach has submitted a Proposal to Mistic for the Products and (iii) the Products are sold or shipped during the Term, shall be Mistic's property; provided, however, that (i) if Umbach conceives of an idea for a Product which he has not presented to Mistic during the Term and which he has not developed or begun to develop in facilities owned by Mistic, then Umbach shall own the rights to such Product, (ii) if Umbach presents a Proposal to Mistic and Mistic rejects such Proposal, then Umbach shall own the rights to such Product and (iii) if Umbach presents a Proposal (a) before the first two years of the Term, then if Mistic does not develop or begin to develop such Product within the Term, Umbach shall own the rights to such Product and (b) after the first two years of the Term, then if Mistic does not develop or begin to develop such Product within one year after Umbach has presented the Proposal to Mistic, Umbach shall own the rights to such Product; provided, further, that clauses (i), (ii) and (iii) are subject to Section 8 hereof. Umbach shall execute all appropriate documentation requested by Mistic to evidence Mistic's ownership of the Products.
          13. Right of Set-Off. Any Royalty Payments or other amounts (including reimbursement of expenses) due Umbach hereunder shall be subject to a right (but not an obligation) of set-off by Mistic pursuant to Section 12.5 of the Asset Purchase Agreement; provided, however, that Mistic shall be obligated to set-off, prior to seeking any payment directly from the Sellers, against the Set-Off Payments any and all claims Mistic may have against the Sellers relating to the Arkansas Litigation Costs, other than the Buyer Arkansas Payment (as each such terms is defined in the Asset Purchase Agreement).
          14.  Nature of Relationship.  Umbach agrees that:
(i) he is an independent contractor; (ii) he shall develop Products for Mistic in accordance with such status; and
(iii) he shall not hold himself out as an employee, agent or representative of Mistic or any of its affiliates and shall have no authority to bind Mistic in any respect.
          15. Withholding. All compensation of Umbach by Mistic provided for in this Agreement shall be subject to deductions or amounts to be withheld as required by any applicable laws and regulations.
          16.  Miscellaneous
               16.1  Consent to Jurisdiction; Service of
Process. (a) Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
               (b)  Umbach hereby appoints John P. Napoli
Agent (the "Agent"), at the Agent's offices of Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022, or his office at such other address in New York, New York, as he hereafter furnishes to the other parties, as such party's authorized agent to accept and acknowledge on such party's behalf service of any and all process that may be served in any such action, suit or proceeding. Any and all service of process in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on the Agent with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. The service of process shall be deemed complete when mailed if by registered or certified mail or by any other means of mail that requires a signed receipt, or, if given by personal service when the party or the Agent is personally served. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
               16.2  Notices.  Any notice or other communi-
cation required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, regis-tered or overnight express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, of if telegraphed, telexed or sent by facsimile transmission, on the date the receipt of the transmission is confirmed or, if mailed by overnight mail, the business day after the date of deposit with a reputable overnight courier service, or if mailed by non-overnight certified or registered mail, five days after the date of deposit in the United States mails, as follows:
               (A)  if to Mistic to:

                    Mistic Brands, Inc.
                    2525 Palmer Avenue
                    New Rochelle, NY  10801

                    Attention:  Ernest J. Cavallo
                    Facsimile:  (914) 637-0420


                    with a copy to:

                    Triarc Companies, Inc.
                    900 Third Avenue
                    New York, NY  10022

                    Attention:  Executive Vice
                                President and
                                General Counsel
                    Facsimile:  (212) 230-3216


               (B)  if to Umbach to:

                    Joseph Umbach
                    102 Overlook Drive
                    Greenwich, CT  06830

                    Facsimile:  (203) 869-2797


                    with a copy to:

                    Pryor, Cashman, Sherman & Flynn
                    410 Park Avenue
                    New York, New York  10022

                    Attention:  John P. Napoli
                    Facsimile:  (212) 326-0806

Any party may by notice given in accordance with this Sec-tion to the other parties designate another address or Person for receipt of notices hereunder.
               16.3  Entire Agreement.  This Agreement
(including Schedule A hereto) and the Asset Purchase Agreement contain the entire agreement among the parties with respect to the matters referenced herein and supersedes all prior agreements, written or oral, with respect thereto.
               16.4 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Mistic and Umbach or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement as to which there is no inaccuracy or breach.
               16.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.
               16.6  Binding Effect; Assignment.  This
Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal repre-sentatives. This Agreement may not be assigned by Umbach. This Agreement may be assigned by Mistic in whole or in part
(i) to Mistic's direct parent, (ii) to RC, (iii) to any sources providing Mistic with the financing to consummate the Contemplated Transactions (as defined in the Asset Purchase Agreement) or (iv) in connection with a transfer of all or substantially all of the Business, to one or more of Mistic's affiliates or designees.
               16.7  Counterparts.  This Agreement may be
executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together consti-tute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
               16.8 Schedule and Sections. Schedule A is a part of this Agreement as if fully set forth herein. All references herein to Sections and Schedule A shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.
               16.9  Headings.  The headings in this Agree-
ment are for reference only, and shall not affect the inter-pretation of this Agreement.
               16.10  Severability of Provisions.  If any
provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.
               16.11  No Third Party Beneficiaries.  This
Agreement shall not, and shall not be deemed to, confer any rights or remedies upon any person other than Umbach, Mistic and their respective successors and permitted assigns.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              MISTIC BRANDS, INC.



                              By:__________________________
                                 Name:
                                 Title:



                                 ___________________________
                                       Joseph Umbach

                           SCHEDULE A




PRODUCT                    THRESHOLD
                          (MINIMUM # OF
                         CASES PER YEAR)      ANNUAL PERIOD

Sports Cap(1)                300,000           1, 2 and 3
Sunesta                      750,000           1
                           1,000,000           2 and 3
Sun Valley Squeeze           250,000           1, 2 and 3


_______
(1) These products are (1) Clear (labelled "Mistic Sport Refresher") flavors - Lemonade-Lime, Orange Mango, Fruit Punch and Raspberry-
Strawberry; and (2) Color (i.e.) Mistic Standard Flavors with
Sports Cap) - Lemon Tea, Fruit Punch, Kiwi Strawberry, Grape
Strawberry and Orange Banana (plus in each case, line (i.e., flavor) extensions but excluding any new groups of products with a Sports Cap).

                                                                  Exhibit F


                   [LETTERHEAD OF PWRW&G]


(212) 373-3000                August __, 1995



Joseph Victori Wines, Inc.,
Best Flavors, Inc.,
Nature's Own Beverage Company, and
Joseph Umbach
2525 Palmer Avenue
New Rochelle, NY 10801



Ladies and Gentlemen:

          We have acted as special counsel to Mistic Brands, Inc., a Delaware corporation ("Mistic"), in connection with the Asset Purchase Agreement made as of August __, 1995 (the "Purchase Agreement), by and among Mistic, on the one hand, and Joseph Victori Wines, Inc., a New York Corporation ("JVWNY"), Best Flavors, Inc., a Nevada corporation ("Best Flavors"), Nature's Own Beverage Company, a Delaware corporation ("Nature's Own") (JVWNY, Best Flavors and Nature's Own are referred to collectively as the "Companies") and Joseph Umbach ("Umbach," and together with the Companies, collectively, the "Sellers"), on the other hand. Capitalized terms used herein and not otherwise defined have the respective meanings given those terms in the Purchase Agreement. This opinion is being furnished to you at the request of Mistic pursuant to Section 9.2 of the Purchase Agreement.
          In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, each dated as of the date hereof, unless otherwise specified (collectively, the "Documents"):
          1.   The Purchase Agreement;
          2.   The Consulting Agreement;
          3.   The Product and Royalty Agreement; and
          4. The Assumption Agreement between the Sellers and Mistic.
          In addition, we have examined: (i) such corporate records of Mistic as we have considered appropriate, including copies of the certificate of incorporation, and bylaws of Mistic, certified as in effect on the date hereof (collectively, the "Charter Documents"), and certified copies of resolutions of the board of directors of Mistic and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions hereinafter expressed.
          In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability against each of the Sellers of the Documents to which each is a party, the legal capacity of all natural persons who have executed any of the Documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all such latter documents.
          In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties of Mistic made in the Documents and upon certificates of public officials and officers of Mistic.
          Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:
          1.   Mistic is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver the Documents and to perform fully its obligations under the Documents.
          2. The execution, delivery and performance by Mistic of the Documents have been duly authorized by all necessary corporate action.
          3. Each of the Documents constitutes the legal, valid and binding obligation of Mistic, enforceable against Mistic in accordance with its terms.
          4. The execution, delivery and performance of the Documents by Mistic and the consummation of the Contemplated Transactions will not (i) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under the Charter Documents, any Law of the State of New York or the General Corporation Laws of the State of Delaware or Order of any Governmental Body to which we have knowledge applicable to Mistic; or (ii) result in the creation of any Lien on any of the properties of Mistic.
          5. To our knowledge, there are no Claims pending or threatened by or against Mistic which have or would have a material adverse effect on the Contemplated Transactions at law or in equity before any Governmental Body.
          The foregoing opinions are subject to the following assumptions, exceptions and qualifications:
          (a)  The enforceability of the Documents may be:
(i) subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors rights generally; and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          (b)  We express no opinion with respect to:
(i) the enforceability of forum selection clauses in the federal courts and (ii) the enforceability of clauses selecting forums outside of the state of New York.
          [(c) Do we need to carve out the noncompetition sections of the Documents?]
          Our opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.
          This letter is furnished by us solely for your benefit in connection with the transactions referred to in the Agreement and may not be circulated to, or relied upon by, any other Person.
                              Very truly yours,

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON



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     Pursuant to Item 601 of Regulation S-K, the schedules to the
Asset Purchase Agreement are not being filed herewith since such schedules do not contain information which is material to an investment decision. The omitted schedules consist of the following:

5.3 Outstanding Capital Stock of the Companies, indicating Joseph Umbach's ownership thereof
5.4  A listing of the Companies' Qualifications to do Business
5.6  Certain Year-End Adjustments
5.8  Tax Matters
5.9  A listing of the Companies' Permits
5.10 A listing of Consents Required to Consummate the Acquisition
5.11 A listing of certain Claims and Proceedings related to the Companies
5.12 A listing of certain material Contracts of the Companies
5.13 Real Estate Matters
5.14 Inventory and Supplies Matters
5.15 A listing of certain Accounts Receivables of the Companies
5.17 A listing of the Intangible Property of the Companies
5.18 A listing of certain Liens affecting the assets of the Companies
5.19 A listing of certain Accounts Payable of the Companies
5.21 A listing of certain Suppliers, Vendors and Co-Packers of the Companies
5.22 Employee Benefit Matters
5.25 Insurance Matters
5.26 Product Matters
5.27 A listing of the Companies' Directors, Officers and Key
     Employees
5.28 Certain Matters Relating to the Operations of the Companies
5.30 A Listing of bank accounts of the Companies
7.7  Transferred Employee Matters
8.2 A listing of Consents necessary to consummate the Acquisition

     The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.

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